Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of  September 23, 2010, by and among PLX Technology, Inc., a Delaware corporation (the “Purchaser”),  Tunisia Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (the “Merger Sub”), Teranetics, Inc., a Delaware corporation (the “Company”), and Nersi Nazari, not individually, but solely in his capacity as the representative of the Securityholders (the “Stockholder Representative”).  Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that the Purchaser and the Company consummate the business combination and other transactions contemplated by this Agreement; and

WHEREAS, the respective boards of directors of the Merger Sub and the Company have authorized and approved the merger of the Merger Sub with and into the Company in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.  In accordance with the provisions of this Agreement, at the Effective Time, the Merger Sub will be merged (the “Merger”) with and into the Company in accordance with the provisions of the Delaware General Corporation Law (“DGCL”).  Following the Merger, the Company will continue as the surviving corporation and a wholly-owned subsidiary of the Purchaser (the “Surviving Corporation”), and the separate corporate existence of the Merger Sub will cease.

1.2           Closing; Effective Time and Actions at the Closing.  The consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, Two Embarcadero Center, 11th Floor, San Francisco, California on the earlier of (x) October 1, 2010 or (y) the first Business Day after the satisfaction or waiver of the conditions, set forth in Article 6, or at such other time, date and location as the Purchaser and the Company may agree in writing (the “Closing Date”); provided, however, that if all closing conditions are satisfied (or capable of being satisfied by a Party, to the extent such Party has the ability to control the satisfaction of such condition) as of any date following the date hereof, the Parties shall immediately thereafter agree in writing that all conditions set forth in Article 6 have been satisfied in all respects, that neither party shall be entitled to invoke any of the conditions precedent set forth herein, and that the Closing shall take place on October 1, 2010 rather than the date set forth in subclause (y) above.  On the Closing Date:

(a)       Effective Time.  The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the DGCL.  The time that the Merger becomes effective in accordance with Sections 103 and 251 of the DGCL is referred to in this Agreement as the “Effective Time.”

(b)       General Deliveries.  The parties will deliver or cause to be delivered the various certificates, instruments and documents referred to in Article 6.

(c)       Escrow and Exchange Agent Agreement.

(i)            The Purchaser, the Stockholder Representative and Computershare, Inc. (the “Escrow and Exchange Agent”) acting as escrow agent or exchange agent as the context may require, will execute and deliver the Exchange Agent Agreement in a form to be mutually agreed by the Purchaser and the Company (the “Exchange Agent Agreement”) and the Escrow Agreement in the form attached hereto as Exhibit B , with such modifications as may be required by the Escrow and Exchange Agent (the “Escrow Agreement”).

(ii)           The Purchaser will deposit with the Escrow and Exchange Agent promptly after the Effective Time (and in any event on the Closing Date), (A) via wire transfer, an amount in cash equal to the Cash Consideration less the Stockholder Representative Fund (as defined below) and (B) the aggregate number of shares of Purchaser Common Stock equal to the Share Consideration (together, the “Closing Disbursement”).  Such Closing Disbursement will be placed by the Escrow and Exchange Agent in a separate account under the Exchange Agent Agreement (the “Exchange Fund”) for disbursement as set forth in Section 1.2(d) and Article 2.  The Purchaser will also deposit with the Escrow and Exchange Agent promptly after the Effective Time (and in any event on the Closing Date), via wire transfer, $100,000 (the “Stockholder Representative Fund”) to the Escrow and Exchange Agent.  Pursuant to applicable provisions of the Escrow Agreement, the Escrow and Exchange Agent will deposit the Stockholder Representative Fund into an escrow account and shall disburse the amounts pursuant to the provisions of the Escrow Agreement and Section 11.1(e) hereof.

(iii)          As promptly as practicable after the Effective Time (and in any event on the Closing Date), the Purchaser will deliver Note B to the Escrow and Exchange Agent.  Pursuant to applicable provisions of the Escrow Agreement, the Escrow and Exchange Agent will deposit Note B (as such, the “Escrow Fund”) into an escrow account to be held in trust pursuant to the Escrow Agreement free of any lien or other claim of any creditor of any of the parties.  The Note B Principal Amount, plus any interest accrued thereon, will become due and payable to the Persons set forth on the Final Merger Consideration Allocation Schedule one year after the Closing, less any pending or finally determined indemnification claims asserted pursuant to Article 9 up to the Note B Principal Amount, in each case, in accordance with Note B, Section 2.7 and the other applicable terms and provisions of this Agreement and the Escrow Agreement.

(iv)          As promptly as practicable after the Effective Time (and in any event on the Closing Date), the Purchaser will deliver Note A to the Stockholder Representative to be held in trust for the benefit of the Persons set forth on the Final Merger Consideration free of any lien or other claim of any creditor of any of the parties.  The Note A Principal Amount, plus any interest accrued thereon, will become due and payable to the Persons set forth on the Final Merger Consideration Allocation Schedule three years after the Closing.  Upon payment of all amounts due under Note A in accordance with the terms thereof, the Stockholder Representative shall deliver Note A to the Purchaser for cancellation.

(v)           The adoption of this Agreement and approval of the Merger by the Stockholders will constitute approval of the Stockholder Representative Fund, Escrow Fund, the Exchange Agent Agreement, the Escrow Agreement, and the appointment of the Stockholder Representative.

(d)       Payment of Merger Consideration.  After the Effective Time, the Escrow and Exchange Agent will pay to the Persons set forth on the Final Merger Consideration Allocation Schedule the applicable portion of the Merger Consideration in accordance with Article 2 and other applicable provisions of this Agreement and the Exchange Agent Agreement; provided, that, with respect to Note A, the Purchaser shall pay amounts when due thereunder directly to the Securityholders in accordance with Note A.

(e)       Payment of Closing Rights Amount.  On behalf of the Company, the Purchaser shall fund to the payroll accounts of the Surviving Corporation and shall as promptly as practicable thereafter cause the Surviving Corporation to fully pay and satisfy, the Closing Rights Amount pursuant to the terms and conditions of the Employee Rights Plan.

(f)        Payment of Closing Payoff Amount.  On behalf of the Company, the Purchaser shall fully pay and satisfy, or cause the Surviving Corporation to fully pay and satisfy, in immediately available funds each amount that comprises the Closing Payoff Amount.

(g)       Payment of Transaction Expenses.  On behalf of the Company, the Purchaser shall fully pay and satisfy, or cause the Surviving Corporation to fully pay and satisfy, in immediately available funds each amount that comprises the Transaction Expenses as set forth on the Statement of Transaction Expenses.

(h)       Payment of TriplePoint Payoff Amount.  On behalf of the Company, the Purchaser shall fully pay and satisfy, or cause the Surviving Corporation to fully pay and satisfy, in immediately available funds the amounts that comprise the TriplePoint Debt as set forth in a Payoff Letter from TriplePoint Capital, LLC.

1.3           Effects of the Merger.  The Merger will have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub will become debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation and Bylaws.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation and the bylaws of the Merger Sub will be amended and restated to change the name of the Merger Sub to “Teranetics, Inc.,” and, thereupon, the certificate of incorporation and the bylaws of the Merger Sub, as so amended and restated, will be the certificate of incorporation and the bylaws of the Surviving Corporation.

1.5           Directors.  The directors of the Merger Sub at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by Law.

1.6           Officers.  The officers of the Merger Sub at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE 2
EFFECT OF MERGER; EXCHANGE PROCEDURES

2.1           Merger Consideration.

(a)       For the purposes hereof, the following definitions will apply:

(i)            “Closing Rights Amount” means the aggregate dollar amount that is due to certain employees of the Company on the Closing Date pursuant to the terms and conditions of the Employee Rights Plan.

(ii)           “Employee Rights Plan” means that certain Employee Retention Plan adopted by the Company’s Board of Directors on September 22, 2010, as the same may be amended from time to time pursuant to the terms and conditions thereof.

(iii)          “Merger Consideration”  means, collectively (w) $16,000,000 minus the Transaction Expenses minus the Closing Payoff Amount and minus the Closing Rights Amount (the “Cash Consideration”), (x) 7,400,000 shares of Purchaser’s Common Stock (as adjusted for Recapitalizations) (the “Share Consideration”), (y) a promissory note (“Note A”) in the form attached hereto as Exhibit C-1 in the aggregate principal amount of $1,517,213 (the “Note A Principal Amount”) and (z) a promissory note (“Note B”) in the form attached hereto as Exhibit C-2 in the aggregate principal amount of $5,400,000 (the “Note B Principal Amount”).

(iv)          “Nazari Allocation” means the aggregate percentage of the Merger Consideration allocated or otherwise payable to Nersi Nazari (“Nazari”) pursuant to that certain CEO Retention Plan and related Management Compensation Agreement by and between the Company and Nazari, each effective as of July 15, 2010 (together, the “Nazari Rights Plan”).

(v)           “Options” means all outstanding options, warrants or other rights to acquire shares of Company Capital Stock, whether or not exercisable and whether or not vested, whether or not granted under the Stock Option Plans.

(vi)          “Outstanding Company Shares” means the sum of (A) the shares of Common Stock, plus (B) the shares of Series A-2 Preferred Stock, plus (C) the shares of Series A-3 Preferred Stock, plus (D) the shares of Series B-1 Preferred Stock, plus (E) the shares of Series C-1 Preferred Stock, plus (F) the shares of Series D-1 Preferred Stock, plus (G) the shares of Series E-1 Preferred Stock, plus (H) the shares of Series F Preferred Stock, in each case, issued and outstanding as of the Effective Time.

(vii)         “Outstanding Company Series E-1 Shares” means the aggregate number of shares of Series E-1 Preferred Stock, issued and outstanding as of the Effective Time.

(viii)        “Outstanding Company Series F Shares” means the aggregate number of shares of Series F Preferred Stock, issued and outstanding as of the Effective Time.

(ix)           “Series E-1 Allocation” means the aggregate percentage of the Merger Consideration allocated or otherwise payable to the holders of the Outstanding Company Series E-1 Shares pursuant to the Company’s certificate of incorporation, as amended to date.

(x)            “Series F Allocation” means the aggregate percentage of the Merger Consideration allocated or otherwise payable to the holders of the Outstanding Company Series F Shares pursuant to the Company’s certificate of incorporation, as amended to date.

(xi)           “Series E-1 Pro-Rata” means the percentage obtained by dividing one share of Series E-1 Preferred Stock by the Outstanding Company Series E Shares.

(xii)          “Series F Pro-Rata” means the percentage obtained by dividing one share of Series F Preferred Stock by the Outstanding Company Series F Shares.

(b)       Conversion/Treatment of Company Capital Stock and Nazari Rights Plan.

(i)            Nazari Rights Plan.  Subject to the terms hereof and notwithstanding the (A) liquidation preferences set forth in the certificate of incorporation of the Company, as amended to date or (B) the Nazari Rights Plan, as of the Effective Time, the Nazari Rights Plan shall, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company, the Stockholders or Nazari, be cancelled and extinguished, and Nazari shall have the right to receive the following, subject to (A) the establishment of the Stockholder Representative Fund in accordance with Section 1.2(c)(ii) and (B) the establishment of the Escrow Fund in accordance with Section 1.2(c)(iii), and the escrow and indemnification provisions of Articles 2 and 9:

(1)           an amount in cash equal to the product of (A) the Nazari Allocation multiplied by (B) the Cash Consideration;

(2)           a number of shares of Purchaser Common Stock equal to the product of (A) the Nazari Allocation multiplied by (B) the Share Consideration;

(3)           an interest in Note A equal to the product of (A) the Nazari Allocation multiplied by (B) the Note A Principal Amount; and

(4)           an interest in Note B equal to the product of (A) the Nazari Allocation multiplied by (B) the Note B Principal Amount.

(ii)           Series F Preferred Stock.  Subject to the terms hereof and notwithstanding the liquidation preferences set forth in the certificate of incorporation of the Company, as amended to date, as of the Effective Time, each share of Series F Preferred Stock issued and outstanding (other than shares of Series F Preferred Stock to be cancelled in accordance with subsection (v) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such share of Series F Preferred Stock will be converted into the right to receive the following, subject to (A) the establishment of the Stockholder Representative Fund in accordance with Section 1.2(c)(ii) and (B) the establishment of the Escrow Fund in accordance with Section 1.2(c)(iii), and the escrow and indemnification provisions of Articles 2 and 9:

(1)           an amount in cash equal to the product of (x) the Series F Pro-Rata multiplied by (y) the product of (A) the Series F Allocation multiplied by (B) the Cash Consideration;

(2)           a number of shares of Purchaser Common Stock equal to the product of (x) the Series F Pro-Rata multiplied by (y) the product of (A) the Series F Allocation multiplied by (B) the Share Consideration;

(3)           an interest in Note A equal to the product of (x) the Series F Pro-Rata multiplied by (y) the product of (A) the Series F Allocation multiplied by (B) the Note A Principal Amount; and

(4)           an interest in Note B equal to the product of (x) the Series F Pro-Rata multiplied by (y) the product of (A) the Series F Allocation multiplied by (B) the Note B Principal Amount.

(iii)          Series E-1 Preferred Stock.  Subject to the terms hereof and notwithstanding the liquidation preferences set forth in the certificate of incorporation of the Company, as amended to date, as of the Effective Time,  each share of Series E-1 Preferred Stock issued and outstanding (other than shares of Series E-1 Preferred Stock to be cancelled in accordance with subsection (v) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such share of Series E-1 Preferred Stock will be converted into the right to receive the following, subject to (A) the establishment of the Stockholder Representative Fund in accordance with Section 1.2(c)(ii) and (B) the establishment of the Escrow Fund in accordance with Section 1.2(c)(iii), and the escrow and indemnification provisions of Articles 2 and 9:

(1)           an amount in cash equal to the product of (x) the Series E-1 Pro-Rata multiplied by (y) the product of (A) the Series E-1 Allocation multiplied by (B) the Cash Consideration;

(2)           a number of shares of Purchaser Common Stock equal to the product of (x) the Series E-1 Pro-Rata multiplied by (y) the product of (A) the Series E-1 Allocation multiplied by (B) the Share Consideration;

(3)           an interest in Note A equal to the product of (x) the Series E-1 Pro-Rata multiplied by (y) the product of (A) the Series E-1 Allocation multiplied by (B) the Note A Principal Amount; and

(4)           an interest in Note B equal to the product of (x) the Series E-1 Pro-Rata multiplied by (y) the product of (A) the Series E-1 Allocation multiplied by (B) the Note B Principal Amount.

(iv)          Other Shares of Outstanding Capital Stock.  As of the Effective Time, each share of Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock and Common Stock issued and outstanding (other than shares of capital stock to be cancelled in accordance with subsection (ix) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such share of capital stock will, pursuant to the liquidation preferences of the Company’s certificate of incorporation, as amended to date, have no right to receive any portion of the Merger Consideration.  Notwithstanding the foregoing, in the event the aggregate Merger Consideration set forth in the Final Merger Consideration Allocation Schedule is greater than the aggregate Merger Consideration set forth in the Preliminary Consideration Allocation Schedule such that the greater amount could otherwise satisfy any portion of the liquidation preference of the then outstanding Series D-1 Preferred Stock as set forth in the Company’s certificate of incorporation, the Parties hereby acknowledge and agree that each share of the then outstanding Series D-1 Preferred Stock shall not be cancelled and extinguished but shall be treated in a similar manner as the Series E-1 Preferred Stock and the Series F Preferred Stock as set forth in this Section 2.1(b) and other relevant provisions in this Agreement and the Series D-1 Preferred Stock shall receive the Merger Consideration set forth in the Final Merger Consideration Allocation Schedule.

(v)           Treasury Stock.  Each share of Company Capital Stock that is owned by the Company immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(vi)          Generally.  All Outstanding Company Shares, when so converted (or cancelled, in the case of the Company Common Stock), will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such Outstanding Company Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, if any, represented by such certificate in accordance with this Article 2.

(c)       Conversion of Merger Sub Capital Stock.  As of the Effective Time, each issued and outstanding share of capital stock of the Merger Sub will be converted into one validly issued, fully-paid and non-assessable share of common stock of the Surviving Corporation.

2.2           Options and Other Rights to Acquire Company Capital Stock.

(a)       No Option (whether or not vested or exercisable) shall be assumed by the Purchaser, the Merger Sub or the Surviving Corporation.

(b)       The Company will take all actions necessary or appropriate (including any actions required under the provisions of the Stock Option Plan) so that (i) at the Effective Time, all Options (whether or not currently exercisable or vested), securities convertible into Company Capital Stock and other rights to purchase or otherwise acquire Company Capital Stock will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor, and the Stock Option Plan, (including any sub-plans thereof) will be terminated, provided that any such cancellation and termination will comply with the provisions of Code Section 409A where applicable, (ii) at the Effective Time, no Person other than the holders of the Outstanding Company Shares will have any right, title or interest in or to the ownership of the Company or the Surviving Corporation, (iii) the holders of Outstanding Company Shares and options, warrants or other rights to purchase the Company Capital Stock will, on and after the Closing, have no right, title or interest in or to the Company, the Surviving Corporation or any securities of the Company or the Surviving Corporation (other than the right to receive the Merger Consideration as expressly provided herein), and (iv) no Person holding any securities of the Company will have any right to acquire any securities of the Purchaser, the Merger Sub or the Surviving Corporation by virtue of any such securities of the Company or any act or omission of the Company or its agents.

2.3           Exchange.

(a)       Exchange Procedures.  The following exchange procedures will govern the exchange of those Outstanding Company Shares which are contemplated to be exchanged pursuant to the provisions of this Article 2 at or following the Effective Time:

(i)            Attached hereto as Exhibit D-1 is a preliminary merger allocation schedule prepared by the Company (the “Preliminary Merger Consideration Allocation Schedule”) which sets forth (A) the name of each Person to receive any Merger Consideration as of the date hereof, (B) the number of shares and stock certificate numbers of Outstanding Company Shares held by such Person, if any, as of the date hereof, (C) the portion of the Merger Consideration (including portions of the Cash Consideration, the Share Consideration, the interest in Note A and the interest in Note B) and the Closing Disbursement issuable and payable to such Person in accordance with the provisions hereof as of the date hereof, and (D) each Person’s proportional interest in the Escrow Fund and in the Stockholder Representative Fund as of the

date hereof.  The Company expressly acknowledges that, as of the date of this Agreement, the Preliminary Merger Consideration Allocation Schedule sets forth the contemplated allocation of the Merger Consideration disbursable or otherwise payable in accordance with this Article 2.

(ii)           No later than three Business Days prior to the Closing Date, the Company will have delivered to the Purchaser a spreadsheet setting forth (A) the name, address and social security number or other taxpayer identification number of each Person to receive any Merger Consideration as of the Closing Date, (B) the number of shares and stock certificate numbers of Outstanding Company Shares held by such Person as of the Effective Time, (C) the portion of the Merger Consideration (including portions of the Cash Consideration, the Share Consideration, the interest in Note A and the interest in Note B) and the Closing Disbursement issuable and payable to such Person in accordance with the provisions hereof as of the Closing Date, and (D) each Person’s proportional interest in the Escrow Fund and in the Stockholder Representative Fund as of the Closing Date (such spreadsheet, the “Final Merger Consideration Allocation Schedule”).  The Company expressly acknowledges that the Final Merger Consideration Allocation Schedule sets forth the allocation of the Merger Consideration disbursable or otherwise payable in accordance with this Article 2.  Upon receipt by the Purchaser and approval thereof (which will not be unreasonably delayed, conditioned or withheld), the Final Merger Consideration Allocation Schedule will be appended to this Agreement as Exhibit D-2 hereto and appended as an appropriately numbered exhibit to the Exchange Agent Agreement and the Escrow Agreement.

(iii)          As soon as practicable after the Effective Time but in no event later than five Business Days thereafter, the Purchaser will cause the Escrow and Exchange Agent to mail, to each Person set forth on the Final Merger Consideration Allocation Schedule at the respective addresses set forth on such schedule the following: (A) notice that the Closing has occurred; (B) a letter of transmittal in the form attached to the Exchange Agent Agreement (the “Transmittal Letter”); and (C) instructions for effecting the surrender of the Certificates (as defined herein), if applicable, in exchange for the Closing Disbursement payable with respect thereto.

(iv)          Upon surrender of certificate or certificates after the Effective Time which immediately prior to the Effective Time represented any Outstanding Company Shares (a “Certificate”) (or an effective affidavit of loss required by Section 2.3(b)), together with a duly executed Transmittal Letter (collectively, the “Transmittal Documentation”), to the Escrow and Exchange Agent, the holder of such Certificate will be entitled to receive in exchange for that portion of the Closing Disbursement that such holder has the right to receive pursuant to the provisions of this Article 2, all as set forth in the Final Merger Consideration Allocation Schedule, subject to any required Tax withholding, and the surrendered Certificate will immediately be cancelled.  In the case of Nazari, upon delivery of a duly executed Transmittal Letter, to the Escrow and Exchange Agent, he will be entitled to receive that portion of the Closing Disbursement that he has the right to receive pursuant to the provisions of this Article 2, all as set forth in the Final Merger Consideration Allocation Schedule, subject to any required Tax withholding.

(v)           Within five Business Days of receipt by the Escrow and Exchange Agent of the duly executed Transmittal Documentation, the Escrow and Exchange Agent will pay the tendering holder the portion of the Closing Disbursement or other payments payable to such Person in accordance with the provisions of this Article 2.  No interest will be paid or accrue on any Closing Disbursement payable to any Person pursuant to this Section 2.3.

(b)       Lost, Stolen or Destroyed Certificates.  In the event that any Certificates have been lost, stolen or destroyed, the Escrow and Exchange Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration in respect thereof, require the owner of such lost, stolen or destroyed Certificate (i) to provide an affidavit of such loss, theft or destruction in a form satisfactory to the Escrow and Exchange Agent and any additional documentation reasonably requested by the Escrow and Exchange Agent, (ii) to indemnify and hold harmless the Purchaser Indemnified Parties (as defined herein) from and against any claim that may be made against the Purchaser Indemnified Parties with respect to the Certificates alleged to have been lost, stolen or destroyed and (iii) to provide a sufficient indemnity bond in form, substance and amount satisfactory to the Escrow and Exchange Agent.

(c)       Dissenting Shares. The provisions of this Section 2.3 will also apply to Dissenting Shares that lose their status as such, except that the obligations of the Purchaser under this Section 2.3 will commence on the date of loss of such status and the holder of such shares will be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.1.

(d)       No Further Ownership Rights in Company Capital Stock.  Any Merger Consideration, payments paid or issued upon the surrender of Certificates in accordance with the terms hereof will be deemed to be in full satisfaction of all rights pertaining to such Certificates and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

(e)       Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed on the date that is 180 days after the Effective Time will be delivered to the Purchaser, and any holder of a Certificate who has not previously complied with this Section 2.3 will be entitled to receive, upon demand, only from the Purchaser, payment of its claim for the Merger Consideration, without interest.

2.4           Escheat.  Neither the Purchaser nor the Surviving Corporation will be liable to any former holder of Company Capital Stock for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.  In the event any Certificate has not been surrendered for exchange prior to the second anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Authority, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

2.5           Dissenter’s Rights.  Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder’s appraisal rights in accordance with Section 262 of the DGCL or any successor provision or Chapter 13 of the California General Corporation Law (“CGCL”) or any successor provision, as applicable, (“Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration (or, in the case of Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Common Stock, will not be cancelled), unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL or CGCL, as applicable.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, then such Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon, upon the surrender of the Certificate(s) which formerly represented such Dissenting Shares, in the manner provided in Section 2.4 (or, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Common Stock, will be treated as if they had been cancelled as of the Effective Time).  The Company will give the Purchaser (a) prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instrument served pursuant to the DGCL and received by the Company relating to Stockholders’ rights of appraisal, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or CGCL, as applicable.  The Company will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, except with the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned).

2.6           Transaction Expenses.  No later than two Business Days prior to the Closing Date, the Company will prepare and deliver to the Purchaser (i) a statement of all the direct and indirect expenses incurred or anticipated to be incurred by the Company in connection with the preparation and negotiation of this Agreement and the consummation of the transactions consummated by this agreement (through the Closing and including any anticipated post-Closing fees or expenses), including without limitation all fees and expenses of its legal counsel, accountants, investment advisors and any other advisors or representatives (such expenses, referred to as the “Transaction Expenses”, and, such summary, referred to as the “Statement of Transaction Expenses”), and (ii) a certification of each of the Company’s chief executive officer and chief financial officer, in their respective capacities as such and to the best of their knowledge, that the Statement of Transaction Expenses fairly and accurately sets forth the Transaction Expenses.

2.7           Post-Closing Adjustment to Escrow Fund .  The Escrow Fund may be reduced from time to time in accordance with the provisions of Article 9 of this Agreement by amending Note B to reduce the Note B Principal Amount.  Upon the expiration of the Indemnification Period as provided in Article 9 hereof and subject to the provisions of this Section 2.7, the Purchaser will deliver to the Escrow and Exchange Agent by wire transfer of immediately available funds, funds equal to the Note B Principal Amount, as the same may have been reduced, plus all interest accrued on Note B, which funds shall be distributed to the Securityholders in accordance with the Final Merger Consideration Allocation Schedule and Note B will be cancelled and terminated. To the extent the Purchaser has made a claim (a “Pending Claim”) for indemnification pursuant to a Claim Notice or a Second Claim Notice that is pending under Article 9, upon the expiration of the Indemnification Period as provided in Article 9 hereof, the release of certain amounts in the Escrow Fund shall be postponed until the Settlement Payment Date relating to such Pending Claim as set forth in the succeeding sentences.  In the event that Pending Claims outstanding on the Maturity Date, as defined in Note B (the “Note B Maturity Date”), are for an aggregate amount greater than or equal to the Note B Principal Amount, the payment of any principal under Note B shall be postponed until the Settlement Payment Date relating to each such Pending Claim, as set forth in Note B; provided, that any accrued interest amounts under Note B shall be distributed to the Persons set forth on the Final Merger Consideration Allocation Schedule in accordance therewith on the Note B Maturity Date.  In the event that there are Pending Claims outstanding on the Note B Maturity Date, and such Pending Claims are for an aggregate amount less than the Note B Principal Amount, the Purchaser will (i) amend and restate Note B as Note B-1, having a principal amount equal to the aggregate amount of the Pending Claims and the Purchaser shall deposit Note B-1 with the Escrow and Exchange Agent and Note B-1 shall be retained as part of the Escrow Fund until the Settlement Payment Date relating to such Pending Claim and (ii) deliver to the Escrow and Exchange Agent by wire transfer of immediately available funds, funds equal to the Note B Principal Amount, as the same may have been theretofore reduced, minus the Note B-1 Principal Amount, plus all interest accrued on Note B which funds shall be distributed to the Securityholders in accordance with the Final Merger Consideration Allocation Schedule.  Note B-1 will otherwise be in the form of Note B, except that Section 1 thereof shall be amended to read: “Maturity.  On the Settlement Payment Date of each Pending Claim, the amount, if greater than zero, equal to the amount of such Pending Claim (as determined in accordance with Section 2.7 of the Merger Agreement) less the amount actually paid on the Settlement Payment Date of such claim, plus interest accrued thereon, will be due and payable in full, in the manner set forth in Section 2 herein.”  For purposes hereof, the amount of any Pending Claim shall be the amount that is necessary in the reasonable judgment of the Purchaser, subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter in the manner provided in Section 9.3(d) hereof, to satisfy any Losses arising from the facts and circumstances specified in the pending Claim Notice or Second Claim Notice.

2.8           Securities Law Compliance.

(a)       The Share Consideration and the Notes will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.

(b)       The certificates representing shares of Purchaser Common Stock will be legended as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

Such certificates will also include such additional legends as necessary to comply with applicable foreign, federal and state securities laws.  The certificates representing the Shares will be subject to a stop transfer order with the Purchaser’s transfer agent that restricts the transfer of such Shares except in compliance herewith.

2.9           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and the Stockholder Representative will and are hereby authorized to, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by the Purchaser.

2.10         Taxes.  Notwithstanding any other provision of this Agreement, the Purchaser will have the right to withhold all Taxes from payments to be made hereunder (including without limitation any payments in connection with the Exchange Agent Agreement and the Escrow Agreement) if such withholding is required by law, and to collect Forms W-8 or W-9 or other forms from the Securityholders to the extent required by any foreign, federal, state or local laws.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and the Merger Sub that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth in the disclosure schedule attached hereto as Exhibit E (the “Company Disclosure Schedule”).  The Company Disclosure Schedule will be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article 3 and (b) the other sections and paragraphs in this Article 3 to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.  Unless the context expressly requires otherwise, for purposes of this Article 3, references to the “Company” will be deemed to include all the Acquired Companies.

3.1           Corporate Matters.

(a)       The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  The Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the material properties it owns, operates or leases or the nature of its material activities makes such qualification or licensure necessary.  Section 3.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the jurisdictions in which each of the Company and its Subsidiaries is duly qualified or licensed to do business, and a complete, and accurate list of the current directors and officers of the Company and its Subsidiaries.  The Company has made available to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws of the Company and the certificate of incorporation and bylaws or other comparable charter or organizational documents of its Subsidiary, as currently in effect, and neither the Company nor its Subsidiary is in material default under or in material violation of any provision thereof.

(b)       The Company’s only Subsidiaries are (i) Teranetics Semiconductor India Private Limited (“Teranetics India”) and (ii) TRNS, Inc. (“TRNS”), and the Company does not own or control directly or indirectly any equity, participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust, or other business association which is not a Subsidiary.

(c)       Teranetics India is a company duly organized and validly existing under the laws of India.  Teranetics India is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its material businesses or the ownership or leasing of its material properties requires such qualification.  Teranetics India has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has made available to the Purchaser correct and complete copies of the memorandum of association of the Teranetics India, as amended to date.  Teranetics India is not in material default under or in material violation of any provision of its charter or bylaws or other comparable charter or organizational documents.  All of the issued and outstanding shares of capital stock of Teranetics India are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are held of record and beneficially owned by the Company and TRNS in the percentages set forth in Section 3.1(c) of the Company Disclosure Schedule.  All shares of Teranetics India that are held of record or owned beneficially by the Company and TRNS are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable Law), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or Teranetics India is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of Teranetics India.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to Teranetics India.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Teranetics India.  Teranetics India has not filed an election to change its default classification for U.S. tax purposes.

(d)       TRNS is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  TRNS is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  TRNS has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has made available to the Purchaser correct and complete copies of the certificate of incorporation and bylaws of TRNS, as amended to date.  TRNS is not in material default under or in material violation of any provision of its charter or bylaws or other comparable charter or organizational documents.  All of the issued and outstanding shares of capital stock of TRNS are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are held of record and beneficially owned by the Company..  All shares of TRNS that are held of record or owned beneficially by the Company are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable Law), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or TRNS is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of TRNS.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to TRNS.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of TRNS.  TRNS has not filed an election to change its default classification for U.S. tax purposes.  Other than its ownership interest in Teranetics India, TRNS does not own any assets or properties and it does not conduct any business or have any employees.

3.2           Authority and Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party and to perform the Company’s obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Company subject only to approval by (w) the holders of a majority of the votes represented by the outstanding shares of Company Capital Stock entitled to vote on this Agreement and the Merger, voting as a single class (x) the holders of at least a majority of the then outstanding shares of Common Stock voting as a single class, (y) the holders of at least a majority of the then outstanding shares of Preferred Stock voting as a single class on an as-converted to Common Stock basis and (z) the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, voting on an as-converted to Common Stock basis, in each case, at a meeting duly noticed and held, or by written consent, in compliance with all applicable requirements of the DGCL (the approval referenced in clauses (w), (x), (y) and (z) the “Requisite Stockholder Approval”).  Without limiting the foregoing, the board of directors of the Company, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated by this Agreement, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its Stockholders and recommending that the Company’s Stockholders adopt and approve this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution and delivery by the Company of the Ancillary Agreements to which the Company is a party and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3           No Conflict.  Other than (i) filings, approvals and/or notices set forth in Section 3.3 of the Company Disclosure Schedule, and (ii) the requirements of any antitrust or other competition law of jurisdictions outside of the United States of America (if and to the extent any of such laws apply), neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Company Capital Stock or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the certificate of incorporation or bylaws of the Company, or the certificate of incorporation or bylaws or other comparable charter or organizational documents of its Subsidiary, or any resolution adopted by the Stockholders or board of directors of the Company, in each case as amended to date (except as set forth in Section 3.3(a)(i) of the Company Disclosure Schedule), (ii) any Governmental Authorization or Contract (other than as set forth in Section 3.3 of the Company Disclosure Schedule) to which the Company is a party or by which the Company is bound or to which any of its material properties or assets is subject or (iii) any Law or Judgment applicable to the Company or any of its material properties or assets; or (b) require the Company to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

3.4           Capitalization and Ownership.  The authorized capital stock of the Company consists solely of 160,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and 142,390,660 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), 8,200,001 shares which are designated as Series A Preferred Stock (“Series A Preferred Stock”) and of which zero shares are issued and outstanding as of the date hereof, 7,692,424 shares which are designated as Series A-1 Preferred Stock (“Series A-1 Preferred Stock”), and of which zero shares are issued and outstanding as of the date hereof, 10,302,905 shares which are designated as  Series B Preferred Stock (“Series B Preferred Stock”), and of which zero shares are issued and outstanding as of the date hereof, 12,000,000 shares which are designated as  Series C Preferred Stock (“Series C Preferred Stock”), and of which zero shares are issued and outstanding as of the date hereof, 15,900,000 shares which are designated as Series D Preferred Stock (“Series D Preferred Stock”), and of which zero shares are issued and outstanding as of the date hereof, 7,500,000 shares which are designated as Series E Preferred Stock (“Series E Preferred Stock”), and of which zero shares are issued and outstanding as of the date hereof, 8,200,001 shares which are designated as Series A-2 Preferred Stock (“Series A-2 Preferred Stock”), and of which 150,000 shares are issued and outstanding as of the date hereof, 7,692,424 shares of Preferred Stock which are designated as Series A-3 Preferred Stock (“Series A-3 Preferred Stock”), and of which 478,858 shares are issued and outstanding as of the date hereof, 10,302,905 shares which are designated as  Series B-1 Preferred Stock (“Series B-1 Preferred Stock”), and of which 6,100,263 shares are issued and outstanding as of the date hereof, 12,000,000 shares which are designated as  Series C-1 Preferred Stock (“Series C-1 Preferred Stock”), and of which 9,700,936 shares are issued and outstanding as of the date hereof,

15,900,000 shares which are designated as Series D-1 Preferred Stock (“Series D-1 Preferred Stock”), and of which 9,848,105 shares are issued and outstanding as of the date hereof, 7,500,000 shares which are designated as Series E-1 Preferred Stock (“Series E-1 Preferred Stock”), and of which 2,620,842 shares are issued and outstanding as of the date hereof and 19,200,000 shares which are designated as Series F Preferred Stock (“Series F Preferred Stock”), and of which 6,613,535 shares are issued and outstanding as of the date hereof.  Section 3.4 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of (a) all Stockholders, indicating the number of shares of Company Capital Stock held by each, and (b) all outstanding options to purchase shares of Common Stock pursuant to the Stock Option Plan or otherwise (“Options”), indicating (i) the holder thereof, (ii) the number and class or series of Company Capital Stock subject to each Option, (iii) the exercise price, date of grant, vesting schedule (including, without limitation, early exercise rights, if any) and expiration date for each Option, and any applicable status as an incentive stock option or nonqualified stock option, and (iv) a summary of any terms regarding the acceleration of vesting or net issue exercise.  All of the Options will terminate and be of no further force or effect at or immediately prior to the Effective Time, and none of the Company, the Purchaser, the Merger Sub or the Surviving Corporation will, thereafter, have any Liability or obligation, including any obligation to pay any Merger Consideration with respect thereto, except as expressly provided in this Agreement.  All of the issued and outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock that may be issued upon exercise of Options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  All of the issued and outstanding shares of Company Capital Stock which may previously have been subject to a right of repurchase in favor of the Company or any other Person, or otherwise subject to “vesting” provisions are fully vested by lapse of time and no longer subject to any repurchase right, without regard to any acceleration in connection with the Merger.  Other than the Options listed in Section 3.4 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any shares of Company Capital Stock.  All issued and outstanding shares of Company Capital Stock are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable Law), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for Company Capital Stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under the Securities Act of 1933, as amended, or any foreign securities law, or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  To the Knowledge of the Company, there are no agreements among other parties to which the Company is not a party and by which it is not bound, with respect to the voting (including, without limitation, voting trusts or proxies) or sale or transfer (including, without limitation, agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  All of the issued and outstanding shares of Company Capital Stock and Options were issued in compliance with applicable federal, state or foreign securities laws.

3.5           Financial Statements.  Attached as Section 3.5 of the Company Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (a) audited consolidated balance sheets of the Acquired Companies as of December 31, 2007 and December 31, 2008 and an unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2009 (the most recent of which, the “Balance Sheet”) and the related audited or unaudited, as the case may be, consolidated statements of income, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of Mohler, Nixon & Williams or Deloitte & Touche, as the case may be, independent certified public accountants for the fiscal years ended December 31, 2007 and December 31, 2008; and (b) an unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2009 and the related unaudited consolidated statement of income, changes in stockholders’ equity and cash flow for the fiscal year then ended (the “2009 Financial Statements”); and (c) an unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2010 (the “Interim Balance Sheet”) and the related unaudited consolidated and consolidating statements of income, changes in stockholders’ equity and cash flow for the six months then ended (together with the 2009 Financial Statements, the “Interim Financial Statements”).  The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Company and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the Interim Financial Statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet).  Subject to the qualifications set forth in the preceding sentence, the Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company as of the respective dates and for the periods indicated therein.  No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the financial statements of the Company.  The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.  The Acquired Companies are not a party to any off-balance sheet arrangements that could have a current or future effect upon the Company’s consolidated financial condition or results of operations.  The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) all transactions are executed in accordance with management’s general or specific authorizations, (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6           Books and Records.  The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.  At the Effective Time, all such books and records will be in the possession of the Company.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Company’s stockholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

3.7           Accounts Receivable; Bank Accounts.

(a)       All notes and accounts receivable are reflected properly on the Balance Sheet and the Interim Balance Sheet and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Such notes and accounts receivable will as of the Closing Date be current and collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet or the Interim Balance Sheet, as the case may be, and except with respect to up to an additional $150,000 in excess of such reserves.  Subject to such reserves and up to an additional $150,000 in excess of such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within 90 days after the date on which it first becomes due and payable.  To the Knowledge of the Company, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable.  Section 3.7(a) of the Company Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Interim Balance Sheet.

(b)       Section 3.7(b) of the Company Disclosure Schedule contains an accurate, correct and complete list of the names and addresses of all banks, commercial lending institutions and other financial institutions in which each of the Acquired Companies has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

3.8           Inventories.  Except as has been reserved against in accordance with GAAP on the Interim Balance Sheet, all of the inventory of the Company reflected on the Interim Balance Sheet was properly stated therein at standard cost determined in accordance with GAAP consistently maintained and applied by the Company and was, and all the inventory thereafter acquired and maintained by the Company through the Closing Date will have been, acquired and maintained in the ordinary course of business.  Except as has been reserved against in accordance with GAAP on the Interim Balance Sheet, all of the inventory recorded on the Interim Balance Sheet consists of, and, to the Knowledge of the Company, all inventory of the Company on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of business and in quantities sufficient for use or sale in the ordinary course of business based on the Company’s forecast, with such exceptions since the date of the Interim Balance Sheet as may arise in the ordinary course of business.

3.9           No Undisclosed Liabilities.  None of the Acquired Companies has any Liability except for (a) Liabilities accrued or expressly reserved for in line items on the Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet and through the date of this Agreement that do not exceed $50,000 on an individual basis, and (c) Liabilities incurred after the date of this Agreement and through the Closing that were incurred in the ordinary course of business, or that are not, individually or in the aggregate, material in amount.

3.10         Absence of Certain Changes and Events.  Since the date of the Interim Balance Sheet through the date of this Agreement, and except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has not taken any of the actions set forth in paragraphs (a) through (u) of Section 5.2 hereof which action would individually impact the balance sheet of the Company in an amount greater than $25,000.

3.11         Assets.  The Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances.  The Company owns or leases all tangible personal property used in or necessary to conduct its business as conducted and planned to be conducted by the Company.  Each such item of tangible personal property is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and planned to be used by the Company and has been maintained in accordance with normal industry practice, in each case, in all material respects.

3.12         Real Property.

(a)       The Company does not own any real property, nor has the Company ever owned any real property.

(b)       Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete description (by subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all real property in which the Company has a leasehold or subleasehold estate or other right to use or occupy (collectively, the “Leased Real Property”).  The Company has made available to the Purchaser accurate and complete copies of all leases and other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property.

(c)       The Company holds valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances.

(d)       Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to “permitted non-conforming” use or structure classifications.  All buildings, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, located on the Leased Real Property (collectively, the “Improvements”) are in compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and the disabled.  The Leased Real Property is supplied with utilities and other services necessary for the operation of the businesses of the Company and each parcel of Leased Real Property abuts on and has direct vehicular access to an improved public road or access to an improved public road via a permanent, irrevocable appurtenant easement improved with a road benefiting the parcel of Leased Real Property.

(e)       No Person other than the Company is in possession of any portion of the Leased Real Property.  The Company has not granted to any Person the right to use or occupy any portion of any parcel of Leased Real Property, and the Company has not received notice of any claim of any Person to the contrary.

(f)        The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and planned to be used by the Company and have been maintained in accordance with normal industry practice.  The Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Company as conducted and as planned to be conducted by the Company.

3.13         Intellectual Property.

(a)           Company Intellectual Property.  The Company owns or otherwise has valid and legally enforceable rights to use the Intellectual Property owned, created, acquired, licensed, used or held for use by the Company at any time prior to and up to the Closing Date (the “Company Intellectual Property”); provided however, this representation is made to the Knowledge of the Company with respect to whether Third Party Intellectual Property infringes, or misappropriates the Intellectual Property Rights of any third Person.

(i)            Owned Intellectual Property.  Section 3.13(a)(i) of the Company Disclosure Schedule separately sets forth a complete and accurate list of all of the following items of the Owned Intellectual Property: (A) Patents, (B) Trademarks, (C) registered Copyrights, (D) Mask Works, (E) Domain Names, and (F) other Intellectual Property Rights embodied in the Products, Software and documentation, indicating for each of the foregoing (A) through ( F) (whenever applicable) the (x) applicable jurisdiction of registration, (y) registration number, publication number and application number, and (z) dates of filing, publication, issuance and renewal.  Except as specifically set forth on Section 3.13(a)(i) of the Company Disclosure Schedule, Company has valid title to the Owned Intellectual Property and is the sole and exclusive owner of the Owned Intellectual Property, including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement, misappropriation or violation of the Owned Intellectual Property.  The Company has not (i) transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Owned Intellectual Property to any other Person or (ii) permitted the Company’s rights in such Owned Intellectual Property to enter into the public domain.

(ii)           Inbound Licenses and Rights.  Section 3.13(a)(ii) of the Company Disclosure Schedule lists all Contracts governing Third Party Intellectual Property licensed to the Company or that the Company is otherwise authorized to use (except for licenses of Internally Used Shrinkwrap Software and non-disclosure agreements entered into in the ordinary course of business) (“In-License Contracts”).  A complete and accurate list of such In-License Contracts is set forth on Section 3.13(a)(ii) of the Company Disclosure Schedule, which list indicates for each Contract (A) the title, parties and effective date, and (B) whether the applicable Intellectual Property licensed to Company under such Contract is embedded or incorporated in the Company’s Products or otherwise distributed in connection with such Products.  The Company has not, and to the Company’s Knowledge, no other party thereto has, breached any of the In-License Contracts governing the Third Party Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination or suspension of, or any right to modify, cancel, terminate or suspend, any In-License Contract pursuant to which the Company uses or has obtained rights to Third Party Intellectual Property.  No third party that has licensed Third Party Intellectual Property to the Company has ownership rights or license rights to improvements or derivative works made by or for the Company based on such Third Party Intellectual Property.

(iii)          Adequacy.  The Company Intellectual Property constitutes all of the Intellectual Property Rights used in or necessary to conduct the businesses of the Company as conducted by the Company; provided however, this representation is made to the Knowledge of the Company with respect to whether Third Party Intellectual Property infringes, or misappropriates the Intellectual Property Rights of any third Person.

(b)           No Restrictions.  The Owned Intellectual Property is free of all Encumbrances and is not subject to any Judgments.  There is no Proceeding or, Judgment, to which the Company is a party that prohibits or restricts the Company from carrying on its business anywhere in the world or from any use or any other exploitation of the Company Intellectual Property, or that materially restricts in any manner the use, transfer or licensing thereof by the Company or is likely to adversely affect the validity or enforceability Owned Intellectual Property.  There is no Contract or other arrangement to which the Company is a party that prohibits or restricts the Company from carrying on its business anywhere in the world, or that materially restricts in any manner the use, transfer or licensing of Owned Intellectual Property by the Company or is likely to adversely affect the validity or enforceability of Owned Intellectual Property.  No Person has any rights in the Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Company’s rights in the Owned Intellectual Property.

(c)           Effect of Closing.  Immediately after the Closing, the Company will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Company Intellectual Property in the same manner and on the same terms that the Company had immediately prior to the Closing.  The Company is not legally bound by any Contract or other obligation under which the occurrence of the Closing could (i) obligate the Company or Purchaser to license, or otherwise grant rights to any other Person in, any Intellectual Property (whether owned or used by the Company or the Purchaser), (ii) entitle any Person to a release of any source code escrow, (iii) result in an Encumbrance or new or incremental restriction on the Company Intellectual Property, (iv) result in the Company being bound by or subject to any non-compete or other material restriction on the operation of the business of the Company, (v) obligate Company to pay any royalties or other material amounts, or offer any discounts, to any third Person in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, or (vi) otherwise increase any burdens or decrease any rights relating to the Company Intellectual Property.  Notwithstanding, the Company makes no representation or warranty under this Section 3.13(c) with respect to any Contract to which Purchaser is a party.

(d)                                 Acquisition of Ownership Rights.  Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company has developed or created all of the Owned Intellectual Property.  In addition, with respect to the Owned Intellectual Property:

(i)                                     Employees.  Section 3.13(d)(i) of the Company Disclosure Schedule lists all current and former employees who conceived, authored, invented, developed, reduced to practice or otherwise contributed to any material Owned Intellectual Property.  Except as specifically noted in such section, each such employee has executed a confidentiality and assignment of inventions agreement substantially in the form(s) set forth in Attachment 1 to Section 3.13(d)(i) of the Company Disclosure Schedule and such agreement covers (subject to applicable law) all Intellectual Property conceived, authored, invented, developed, reduced to practice by such employee in the course of performing services to the Company.

(ii)                                  Other Persons.  Section 3.13(d)(ii) of the Company Disclosure Schedule also separately lists all consultants or other Persons who conceived, authored, invented, developed, reduced to practice or otherwise contributed to the Owned Intellectual Property (including all Software source code and object code), and who were not then employees of the Company.  Except as specifically noted in such section, each such consultant or other Person has executed a confidentiality and assignment of inventions agreement substantially in the form(s) set forth in Attachment 2 to Section 3.13(d)(ii) of the Company Disclosure Schedule and such agreement covers (subject to applicable law) all Intellectual Property Rights conceived, authored, invented, developed, reduced to practice by such consultant or other Person in the course of performing services to the Company or otherwise included in any deliverable or work product resulting from such engagements.

(iii)                               Other Assignments.  Section 3.13(d)(iii) of the Company Disclosure Schedule separately lists all other written assignments pursuant to which the Company acquired ownership rights in the Owned Intellectual Property (including, without limitation, by way of any form of business acquisition or merger).

(iv)                              Effect of Assignments.  In each case in which the Company has acquired ownership any Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable written assignment listed in Section 3.13(d)(i)-(iii) which to the Knowledge of the Company is sufficient to transfer all Intellectual Property Rights in such Intellectual Property to the Company.  If the Company has so acquired Registered Intellectual Property, the Company has duly recorded each of these assignments with the appropriate Governmental Authorities, and listed these assignments in Section 3.13(d) of the Company Disclosure Schedule.

(e)                                  Registered Intellectual Property.  Section 3.13(e) of the Company Disclosure Schedule separately lists all Registered Intellectual Property included within the Owned Intellectual Property (“Registered Owned Intellectual Property”).

(i)                                     Fees and Applications.  The Company is current in the: (1)  payment of all required registration, maintenance, renewal, and annuity fees and Taxes, and (2) filing of all required documents with the relevant Governmental Authorities in connection with the Company’s Registered Owned Intellectual Property.  In connection with the Registered Owned Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without opposition, interference, re-examination or any other adverse action or Proceedings pending adverse action before the Governmental Authority in which the registrations or applications are issued or filed.

(ii)                                  List of Maintenance Actions.  Section 3.13(e) of the Company Disclosure Schedule accurately and completely lists all actions that must be taken by the Company within 90 days after the date of this Agreement to maintain, perfect or renew any Registered Intellectual Property, including with respect to the payment of any fees or Taxes or the filing of any documents necessary or appropriate.

(iii)                               Maintenance Files.  The Company has delivered or made available to the Purchaser accurate and complete copies of:  (i) all files with respect to patents, patent applications and invention disclosures, each as amended to date, included in the Owned Intellectual Property; (ii) all files with respect to trademark registrations and applications, each as amended to date, included in the Owned Intellectual Property; (iii) accurate and complete copies of all maintenance documents and all other written documentation evidencing ownership and prosecution of each such item; and (iv) all other material documentation in respect of the Registered Intellectual Property.

(f)                                    Validity.  All Patents, Copyrights and Trademarks included in the Owned Intellectual Property (other than applications therefor) are valid and subsisting under applicable Law for those respective categories of Intellectual Property Rights; provided however with respect to Patents, this representation and warranty is made to the Knowledge of the Company.  Notwithstanding the foregoing, the Company has taken no action (or failed to take any action) that could render any Patent included in the Owned Intellectual Property invalid or enforceable.  Subject to the foregoing, to the Company’s Knowledge, no facts or circumstances exist that could render any of the Owned Intellectual Property invalid or unenforceable and no other facts or circumstances exist that would likely render any of the Company Intellectual Property invalid or unenforceable.  All releases and versions of the Software included in the Owned Intellectual Property and that have been distributed or published by the Company contain appropriate copyright legends or notices in the name of the Company.

(g)                                 Outbound Licenses and Rights.  Section 3.13(g) of the Company Disclosure Schedule lists all Contracts under which the Company has licensed or otherwise granted rights in any of the Company Intellectual Property to any Person, including rights to make or manufacture Products for or on behalf of Company, excluding Standard Outbound Licenses.  The Company has not breached any of the foregoing Contracts and, to the Company’s Knowledge, no other party thereto has breached any such Contracts.  Section 3.13(g) of the Company Disclosure Schedule also lists separately all of the following related to the Company Intellectual Property: (i) any exclusive rights granted by the Company to any Person; (ii) any other Contract under which the Company has given other Persons the right to market or otherwise commercialize any of the Company Intellectual Property or Products; or (iii) any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person granted by the Company to any Person.  Without limiting the foregoing, the Company has not licensed or otherwise authorized any Person to copy, distribute, modify, decompile or prepare derivative works of any Software within the Owned Intellectual Property except pursuant an enforceable written agreement.

(h)                                 No Violation of the Company Rights.  To the Company’s Knowledge, no Person has infringed or misappropriated any of the Company Intellectual Property.  Immediately after the Closing, the Company will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property.  Since January 1, 2004, the Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Owned Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(i)                                     No Violation of Third Party Rights.  Neither the conduct of the business of the Company (including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Product), nor the Company’s creation, use, license or other transfer of the Product infringes or misappropriates any other Person’s Intellectual Property Rights; provided however, this representation is made to the Knowledge of the Company with respect to whether Third Party Intellectual Property infringes, or misappropriates the Intellectual Property Rights of any third Person.  The Company has not received written notice of, and is not a party to, any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Company, its business, or Products, or the Company Intellectual Property has infringed, misappropriated or violated any Person’s Intellectual Property rights or constitutes unfair competition or trade practices under the laws of any jurisdiction.  Since January 1, 2004, there are no pending disputes between the Company and any other Person relating to the Company Intellectual Property.  The Company has not received any written invitation from a third Person to take a license to an identified Patent.

(j)                                     Confidentiality.  The Company has taken commercially reasonable steps necessary to protect, preserve Trade Secrets and other Confidential Information included in the Company Intellectual Property, including, without limitation, adequate security measures.  The Company has taken commercially reasonable steps necessary to comply with all duties of the Company to protect the confidentiality of information provided to the Company by any other Person.  All Persons who have received Trade Secrets or other confidential business information of the Company have entered into written confidentiality agreements with the Company to protect the secret or confidential status of such information, and, to the Knowledge of the Company, no Person has defaulted under or breached any term of any such agreement.  The Company has not breached or defaulted under any Contract under which the Company has agreed to keep confidential and/or not use any Intellectual Property or other information of another Person.  Except as noted on Sections 3.13(d)(i) and (ii) of the Company Disclosure Schedule, the Company has obtained from each current and former employee and independent contractor an executed proprietary information and invention assignment agreement (containing no exceptions or exclusions from the scope of its coverage) in the form(s) set forth in Section 3.13(d)(i) and (ii) of the Company Disclosure Schedule.  To the Company’s Knowledge, none of those current or former employees, or independent contractors have violated any of those agreements.

(k)                                  No Harmful Code.  The Company takes commercially reasonable steps to assure that material Software and data residing on its computer networks or within the Products is free of viruses and other unauthorized disruptive technological means.  To the Knowledge of the Company, the Company Intellectual Property does not contain any Harmful Code.

(l)                                     Product Functionality.  Each of the Products currently offered by the Company (i) operate substantially in accordance with the applicable warranties of the Company for such Product.  In the last three (3) years, no customer, licensee or sublicensee of the Company has brought any claim, suit, action or proceeding against the Company asserting that Company Intellectual Property or Products or any component has (1) failed to perform and/or operate in conformity with its documentation or warranty in any material respect, or (2) experienced, suffered, caused or produced any material malfunction, defect, error, data loss or breakdown in operation during an applicable warranty term or caused or produced any damage to any computer system, and to the Company’s Knowledge, there is no basis for any such complaint, claim, demand, charge, suit, action or proceeding.

(m)                               Product Warranties.  Except for the warranties and indemnities granted by the Company to customers and distributors in the ordinary course of business, and warranties implied by law, the Company has not given any (i) warranties or indemnities relating to Products; or (ii) service level guarantees, assurances, or other contractual commitments under which the Company would be liable for payment of any liquidated damages or penalties in the event of a breach.

(n)                                 Software.  The Company possesses full and complete source and object code versions of all Owned Intellectual Property embodied in that is Software.

(o)                                 Information Technology.  The Company has information technology systems sufficient to operate the business as it is currently conducted and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company, including appropriate disaster recovery planning.

(p)                                 Data Privacy.  The Company has complied with all applicable laws and its own privacy policies and guidelines, if any, relating to Personal Information.  The execution, delivery and performance of this Agreement will not violate the Company’s applicable privacy policies.  True and correct copies of all applicable Company privacy policies and guidelines are attached to Section 3.13(q) of the Company Disclosure Schedule.  The Company has at all times taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Information is protected against loss and against unauthorized access, use, transfer, modification, disclosure or other misuse.  To the Knowledge of the Company, there has been no unauthorized access to or transfer of or other misuse of that Information.  “Personal Information” means (i) any information that alone or in combination with other information held by the Company can be used to specifically identify a person and (ii) information from credit or debit cards of any Person.

(q)                                 No Special Adverse Circumstances.

(i)                                     The computer Software source and object code underlying or utilized in the Products, does not incorporate, depend upon or require for its functionality, and is not embedded in or bundled with any source or object code that is not wholly-owned by the Company.  The Company has not licensed or provided any third Person, or otherwise permitted any third Person to access or use, any source code of any of the Owned Intellectual Property that is embodied in Software.

(ii)                                  No government funding, facilities of a university, college, other educational institution or research center, was used in the creation or development of the Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor, in each case who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property.  The Company is not a party to any Contract, license or agreement with any

Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Product, that reserves ownership in Intellectual Property Rights to the Company.

(iii)                               The Company is not a member of, and the Company is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members (“Standards Body”).  To the extent Company has been a member of a Standards Body, it has complied with all applicable rules and terms and conditions of membership, including all related disclosure obligations.

(iv)                              None of the Software that embodies the Owned Intellectual Property is, in whole or in part, subject to the provision of any written open source agreement or other type of license agreement or distribution model agreement that (A) requires the distribution or making available of the source code for the any such Software, (B) prohibits or limits the Company from charging a fee or receiving consideration in connection with sublicensing or distributing any such Software, (C) except as specifically permitted by Law, grants any right to any Person (other than the Company) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (D) requires the licensing of any such Software for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (A), (B), (C) or (D) above, a “Limited License”).  Except as specifically set forth in Section 3.13(n) of the Company Disclosure Schedule, (A) the Company has not incorporated or distributed the Software within the Owned Intellectual Property with any Software that is subject to a Limited License, and (B) the Company is in material compliance with all applicable terms of the Limited License.

3.14                           Contracts.

(a)                      Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which the Company is a party (collectively, the “Material Contracts”), by which the Company is bound or pursuant to which the Company is an obligor or a beneficiary, which:

(i)                                     involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $50,000;

(ii)                                  is for capital expenditures in excess of $50,000;

(iii)                               is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(iv)                              is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (except personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and a term of less than one year);

(v)                                 is a license or other Contract under which the Company has licensed or otherwise granted rights in any Company Intellectual Property to any Person (except for non-exclusive licenses to Products granted to distributors and customers in the ordinary course of business) or any Person has licensed or sublicensed to the Company, or otherwise authorized the Company to use, any Third Party Intellectual Property (except for Internally Used Shrinkwrap Software and non-disclosure agreements in the ordinary course of business);

(vi)                              is for the employment of, or receipt of any services from, any director or officer of the Company or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $25,000 (other than at-will offer letters without severance or, with respect to consulting agreements, a notice period for termination of 4 weeks or less);

(vii)                           provides for severance, termination or similar pay to any of the Company’s current or former directors, officers, employees or consultants or other independent contractors under which the Company has or may have present or future obligations or liabilities;

(viii)                        provides for a loan or advance of any amount to any director or officer of the Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;

(ix)                                licenses any Person to manufacture any of the Company’s Products or any Contract to sell or distribute any of the Company’s Products;

(x)                                   is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Company has any ownership interest in any other Person or business enterprise;

(xi)                                contains any covenant limiting the right of the Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any rights to make, sell or distribute the Company’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

(xii)                             other than commission arrangements and/or incentive compensation plans to employees, involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;

(xiii)                          is a power of attorney granted by or on behalf of the Company;

(xiv)                         is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

(xv)                            is a settlement agreement with respect to any pending or threatened Proceeding entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $25,000 as to such settlement;

(xvi)                         was entered into other than in the ordinary course of business and that involves an amount or value in excess of $25,000 or contains or provides for an express undertaking by the Company to be responsible for consequential damages; or

(xvii)                      is otherwise material to the business, properties or assets of the Company or under which the consequences of a default or termination could have a Material Adverse Effect on the Company.

(b)                     The Company has made available to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Material Contracts.  With respect to each such Material Contract:

(i)                                     the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

(ii)                                  the Company has and, to the Company’s Knowledge, the other parties to the Contract have, in all material respects performed all of their respective obligations required to be performed under the Contract;

(iii)                               the Company is not, nor to the Company’s Knowledge, is any other party to the Contract in breach or default under the Contract and, other than as set forth on Section 3.3(a) of the Company Disclosure Schedule, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default by the Company or, to the Company’s Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any material benefit under, result in any material payment becoming due under, result in the imposition of any Encumbrances on any of the Company Capital Stock or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any material remedy or obtain any material relief under, the Contract, nor has the Company given or received notice or other communication alleging the same; and

(iv)                              the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Company has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

(c)                      To the Company’s Knowledge, no director, agent, employee or consultant or other independent contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects (i) the performance of his or her duties for the Company, (ii) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the business of the Company or (iii) the ability of the Company to conduct its business as currently conducted in any material respect.

(d)                     The Company is not, and the Company has not at any time since its inception been, party to any Contract with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

3.15                           Tax Matters.

Unless otherwise stated, for purposes of this Section 3.15, references to “the Company” will be deemed to include all of the Acquired Companies.

(a)                                  All Tax Returns of the Company required to be filed on or before the Closing Date have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all respects.  The Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return).  No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.  The Company has not requested an extension of time within which to file any Tax Return which has not since been filed.  The Company has delivered or made available to Purchaser complete and accurate copies of all Tax Returns of the Company (and its predecessors) filed for the years ended December 31, 2007, 2008 and 2009.

(b)                                 All unpaid Liability for Taxes of the Company through June 30, 2010 are accrued on the Interim Balance Sheet in accordance with GAAP.  Since the date of the Balance Sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, other than in connection with the transactions contemplated by this Agreement.

(c)                                  All Taxes that the Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected.  To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority.

(d)                                 No federal, state, local or foreign audits or other Proceedings are, to the Company’s Knowledge, pending or being conducted, nor has the Company received any written (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company, with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company.  The Company has not granted nor has it been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency which has not yet since expired.  The Company has delivered or made available to Purchaser complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2004.

(e)                                  All Tax deficiencies that have been claimed, proposed or asserted in writing against the Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(f)                                    The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

(g)                                 The Company is not a party to any agreements that, as a result in whole or in part of this Agreement or the transactions contemplated by this Agreement, would result in any excise Tax on parachute payments under the Code, loss of deductibility of any payment for Tax purposes, or imposition of any Tax withholding obligations.  The Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).

(h)                                 The Company is not nor has it ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and the Company has no Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(i)                                     The Company is not nor has it ever been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)                                     There are no Encumbrances upon any properties or assets of the Company arising from any failure or alleged failure to pay any Tax, other than Encumbrances for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings.

(k)                                  The Company has not: (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) agreed and is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election and not required to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made and will not make a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(l)                                     The Company: (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes; (ii) does not own a single member limited liability company which is treated as a disregarded entity; (iii) is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); and (v) is not a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m)                   The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.16                           Employee Benefit Matters.

(a)                      Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Plans.

(b)                     The Company has made available to the Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies currently in effect purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since January 1, 2008 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for all obligations owed under any Company Plan that is not subject to the disclosure and reporting requirements of ERISA, (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (viii) all notices that were given by the Company, any ERISA Affiliate or any Company Plan to the IRS, the United States Department of Labor (the “DOL”) or any participant or beneficiary, pursuant to statute, since January 1, 2008, (ix) all notices that were given by the IRS or the DOL to the Company, any ERISA Affiliate or any Company Plan since January 1, 2008, (x) with respect to any Company Plan that is a pension plan, as defined in Section 3(3) of ERISA (a “Pension Plan”), that meets or purports to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”) and the most recent determination or opinion letter issued by the IRS for each such Company Plan.

(c)                      Neither the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) Pension Plan subject to Title IV of ERISA (a “Title IV Plan”), (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code], (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA.  Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”) or any state law equivalent, the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(d)                     Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Company has performed all of its obligations under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and in all material respects in compliance with all applicable Laws, including ERISA and the Code.  The Company has complied in all material respects with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993.  Each Company Plan that provides deferred compensation subject to Section 409A of the Code is in compliance with Section 409A in form and operation.  All nonstatutory stock options granted by the Company were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with Section 409A of the Code.  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet.  All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.

(e)                      No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan.  Neither the Company nor, to the Company’s Knowledge, any Stockholder or holder of Options, has any Liability to the IRS with respect to any Company Plan, including any Liability imposed by the excise Tax provisions of chapter 43 of the Code.  All contributions and payments made or accrued with respect to all Company Plans are deductible under Sections 162 or 404 of the Code.  There is no unfunded Liability under any Company Plan.  To the Knowledge of the Company, no event has occurred or circumstance exists that may result (i) in an increase in premium costs of any Company Plan that is insured or (ii) a increase in the cost of any Company Plan that is self-insured.  Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Company’s Knowledge, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Company to the DOL, the IRS or any Person, and no event has occurred or circumstance exists that may give rise to any such material Liability.  No Proceeding has been concluded that resulted in any Liability of the Company or any ERISA Affiliate that has not been fully discharged.  No Contract with the IRS is being or has been negotiated with respect to any Company Plan, no Qualified Plan has been subject to a correction under the Employee Plan Compliance Resolution System as described in Revenue Procedure 2003-44 (or any successor Revenue Procedure)and no Company Plan has been submitted to the DOL under its voluntary fiduciary correction program.

(f)                        Each Qualified Plan of the Company has received a favorable determination letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in all material respects in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code.  No event has occurred or circumstance exists that is reasonably likely to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(g)                     The Company has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees.  Each Company Plan sponsored by the Company permits assumption thereof by the Purchaser upon the Closing without the consent of the participants or any other Person.

(h)                     The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Company.  The Company has not made nor has it become obligated to make, and the Company will not as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof), nor will the Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

3.17                           Employment and Labor Matters.

(a)                      Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Company, including the position, date of hire or engagement, compensation and benefits, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Company Plan with respect to such Persons.  To the Company’s Knowledge, no director, officer, Key Employee or group of employees of the Company intends to terminate his, her or their employment with the Company within the 6-month period following the Closing Date.

(b)                     Neither the Company nor any ERISA Affiliate is, or has been, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by the Company or any ERISA Affiliate.  The Company has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council employee representative or other labor organization or group of employees with respect to any employees of the Company.  There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted connection with the transactions contemplated by this Agreement.

(c)                      Since January 1, 2008, the Company has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to the Company’s Knowledge is any such action threatened.  To the Company’s Knowledge, no event has occurred or circumstance exists that may give rise to any such action, nor does the Company contemplate a lockout of any employees.

(d)                     Except as would not result in material liabilities to the Company, the Company has complied in all respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, occupational safety and plant closing.

(e)                      There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company relating to the alleged violation by the Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.  Except as would not result in material liabilities to the Company, the Company has not committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board or any other Governmental Authority.  There has been no complaint, claim or charge of discrimination filed or, to the Company’s Knowledge, threatened, against the Company with the Equal Employment Opportunity Commission or any other Governmental Authority.

(f)                        Since January 1, 2008, the Company has not implemented any plant closing, collective dismissal or layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law, and no such action will be implemented without advance notification to the Purchaser.  Section 3.17(f) of the Company Disclosure Schedule sets forth an accurate and complete list of all individuals whose employment with the Company has terminated during the 90-day period prior to the date of this Agreement.

(g)                                 The Purchaser has been provided with an accurate and complete list of all employees of the Company who require authorization from any Governmental Authority to be employed in his or her current position for the Company.  Each of the employees required to be listed on Section 3.17(a) of the Company Disclosure Schedule is authorized under applicable immigration Laws to work in his or her current position for the Company.

3.18                           Environmental, Health and Safety Matters.

(a)                      The Company has complied with and is in compliance with all applicable Environmental Laws in all material respects.  The Company is not subject to any existing, pending or, to the Knowledge of the Company, threatened proceedings under any Environmental Laws, and no material expenditures are or will be required by the Company in order to comply with any existing Environmental Law.

(b)                     The Company has never sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance, Hazardous Materials, Hazardous Waste, Solid Waste or petroleum, including crude oil or any fraction thereof, to a facility, site or location, which, pursuant to the CERCLA or any similar state or local Law, (i) has been placed, or is proposed to be placed, on the National Priorities List or its state equivalent or (ii) is subject to a claim, administrative order or other request to effect Removal or take Remedial Action.

(c)                      The Company does not store, generate or produce any Hazardous Substance or Hazardous Waste in quantities or in a manner which violates any Environmental Law or which could give rise to any Liability thereunder.

(d)                     There are no environmental reports, investigations or audits possessed or controlled by the Company (whether conducted by or on behalf of the Company or another Person, and whether done at the initiative of the Company or directed by a Governmental Authority or other Person) relating to premises currently or previously owned, leased or operated by the Company.

(e)                      Except as set forth in Section 3.18(e) of the Company Disclosure Schedule, there has not been any contamination of groundwaters, surface waters, soils or sediments as a result of the manufacture, storage, processing, loss, leak, escape, spillage, disposal or other handling or disposition by or on behalf of the Company of any Hazardous Substance on or prior to the Closing Date in violation of Environmental Laws.

(f)                        Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there are no facts or circumstances which are reasonably expected to prevent or delay the ability of the Company to place in the EU market Products that comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) (“RoHS Directive”) (including applicable exemptions as described in further detail in Exhibit J thereto) and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, if and to the extent the legislation which is enacted and implemented by applicable European Union member nations is not different from such Directives in any respect.  The Company has developed and implemented processes that substantially conform to the criteria set forth in the RoHS Enforcement Guidance (Version 1 - issued May 2006 and included as part of Exhibit J thereto; specifically those criteria set forth on page 5 and pages 9 and 10, for purposes of demonstrating due diligence with the RoHS Directive) for those Products being placed in the EU market.

3.19                           Compliance with Laws, Judgments and Governmental Authorizations.

(a)                      Other than with respect to intellectual property and employment matters, which are exclusively addressed in Section 3.13 and Sections 3.16 and 3.17, respectively, without limiting the scope of any other representation in this Article 3, the Company has complied with all, and the Company has not violated any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets, in each case, the failure to comply with which could have a material impact on the Company.  The Company has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                     Section 3.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company, all of which are valid and in full force and effect and will remain so following the Closing.  The Governmental Authorizations listed in Section 3.19(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to conduct its business lawfully in the manner in which it currently conducts such business and to permit the Company to own and use its assets in the manner in which it owns and uses such assets.

(c)                      Section 3.19(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each Judgment to which the Company, or any of the assets owned or used by the Company, is or has been subject.  To the Company’s Knowledge, no director, officer, employee or agent of the Company is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

(d)                     The Acquired Companies (including any of its officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause the Acquired Companies to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations.  The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

3.20                           Legal Proceedings.  Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all pending Proceedings (a) by or against the Company or that, to the Company’s Knowledge, otherwise would reasonably be expected to materially and adversely affect the business of the Company or any of the properties or assets owned, leased or operated by the Company, (b) to the Company’s Knowledge, by or against any of the directors or officers of the Company in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  There are no other pending Proceedings and, to the Company’s Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Company has made available to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents in its possession relating to such Proceedings.  The Proceedings covered by this Section 3.20 will not, in the aggregate, have a Material Adverse Effect on the Company.

3.21                           Customers and Suppliers.  Section 3.21 of the Company Disclosure Schedule sets forth an accurate and complete list of (a) the 20 largest customers by revenue during the years ended December 31, 2008 and 2009, and the amount of revenues accounted for by each such customer during those periods, and (b) the 20 largest suppliers from whom the Company purchased products, services or other tangible or intangible property or license rights during the years ended December 31, 2008 and 2009, and the dollar amount accounted for by each such supplier during those periods.  There exists no actual, and the Company has no Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of the Company with any customer, supplier, group of customers or group of suppliers listed in Section 3.21 of the Company Disclosure Schedule.  No customer of the Company has any right to any credit or refund, in each case that is material in amount, for products sold or services rendered or to be rendered by the Company pursuant to any Contract with or practice of the Company other than pursuant to the Company’s normal course return policy, which is described in reasonable detail in Section 3.21 of the Company Disclosure Schedule.

3.22                           Product Warranty.  No Product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity of the Company other than those offered by the Company with respect to Products under the customer contracts described in Section 3.13(g) of the Company Disclosure Schedule or other customer contracts entered into in the ordinary course of business which have been disclosed (or the forms of which have been disclosed) to the Purchaser .  Each product manufactured, sold, licensed, leased or delivered by the Company has been in substantial conformity in all respects with all applicable contractual commitments and all express and implied warranties, and the Company has no material Liability (and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past custom and practice of the Company.

3.23                           Insurance.

(a)                      Section 3.23(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Company, or under which the Company has been the beneficiary of coverage at any time within the past five years.  All premiums due and payable under such insurance policies have been paid.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies.  Section 3.23 of the Company Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Company pursuant to any such certificate of insurance, binder or policy since January 1, 2008, and describes the nature and status of the claims.  The Company has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.23(a) of the Company Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer.  The certificates of insurance, binders and policies listed in Section 3.23(a) of the Company Disclosure Schedule (taken together) are of such types and in such amounts and for such risks, casualties and contingencies as are customarily used by similarly situated companies.  The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

(b)                     Section 3.23(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all claims (open and closed) asserted by the Company pursuant to any such certificate of insurance, binder or policy since January 1, 2005, and describes the nature and status of the claims, including the amounts paid for each claim and the amounts reserved by insurers for each claim.

(c)                      Section 3.23(c) of the Company Disclosure Schedule sets forth an accurate and complete list of all premiums paid to insurers since January 1, 2005 by type of insurance, including deposits made and subsequent premium adjustments (if any).

(d)                     Section 3.23(d) of the Company Disclosure Schedule sets forth an accurate and complete list of all risks which the Company has self-insured since January 1, 2005.

3.24                           Relationships with Affiliates.   Except as set forth in Section 3.24 of the Company Disclosure Schedule, no Stockholder, director, officer or other Affiliate of the Company has, or since January 1, 2007 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s business.  Except as set forth in Section 3.24 of the Company Disclosure Schedule, to the Company’s Knowledge, no Stockholder, director, officer or other Affiliate of the Company owns, or since January 1, 2007 has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, no Stockholder, director, officer or other Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.25                           Brokers or Finders.  Except for the arrangement between the Company and Pagemill Partners, LLC (the “Pagemill Arrangement”), neither the Company nor any Person acting on behalf of the Company, has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.  All amounts due from the Company under the Pagemill Arrangement will constitute Transaction Expenses and be treated in accordance with this Agreement.

3.26                           Prepayments, Prebilled Invoices and Deposits.  Section 3.26 of the Company Disclosure Schedule lists in reasonable detail all prepayments, prebilled invoices and deposits that have been received by the Company or paid by the Company in individual amounts in excess of $25,000 as of the date of this Agreement relating to any licenses, goods or services sold or purchased by the Company.  All such prepayments, prebilled invoices and deposits have been properly accrued in the Financial Statements in accordance with GAAP applied on a consistent basis with the past practices of the Company.

3.27                           Import and Export Control Laws.  The Company has, at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions materially in accordance with (a) all applicable import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company.  Without limiting the foregoing:

(a)                      the Company has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)                     there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals;

(c)                      to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s import or export transactions that may give rise to any future claims;

(d)                     no Export Approvals with respect to the Merger are required;

(e)                      neither the Company nor any of its subsidiaries is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), any Person located in, or otherwise has any operations in, or sales to, Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya, Rwanda, Syria or Sudan;

(f)                        the Company has not received written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance in a material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(g)                     neither the Company nor any of its Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct:

4.1                                 Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Delaware Law. The Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law.

4.2                                 Authority and Enforceability.  Each of the Purchaser and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Purchaser and the Merger Sub.  This Agreement has been duly executed and delivered by each of the Purchaser and the Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution and delivery by the Purchaser and the Merger Sub of the Ancillary Agreements to which they are a party, and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3                                 No Conflict.  Neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser or the Merger Sub under (i) the certificate of incorporation or bylaws of the Purchaser or the Merger Sub or any resolution adopted by the stockholders or board of directors of the Purchaser or the Merger Sub, (ii) any Governmental Authorization or Contract to which the Purchaser or the Merger Sub is a party or by which the Purchaser or the Merger Sub is bound or by which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to the Purchaser or the Merger Sub or any of their respective properties or assets; or (b) require the Purchaser or the Merger Sub to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Purchaser.

4.4                                 Financial Statements.  The unaudited consolidated balance sheet of the Purchaser as of  June 30, 2010 (the “Purchaser’s Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the nine-months then ended made available to the Company (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than the provision of notes in connection with interim financial statements) and (ii) fairly represent the consolidated financial position of the Purchaser at the respective dates thereof and the consolidated financial position of Purchaser at the periods indicated (subject to normal recurring year-end adjustments).  There has been no change in the Purchaser’s accounting policies since the date of the Purchaser’s Interim Balance Sheet other than as required by applicable Law.

4.5                                 No Undisclosed Liabilities.  The Purchaser has no Liability of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP except for (a) Liabilities accrued or expressly reserved for in specific line items on the Purchaser’s Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Purchaser’s Interim Balance Sheet, (c) Liabilities incurred in the ordinary course pursuant to contractual obligations or (d) Liabilities incurred directly in connection with the transactions contemplated by this Agreement and as expressly contemplated by this Agreement.

4.6                                 SEC Filings.  Since January 1, 2009,, the Purchaser has timely filed all forms, reports, registration statements and documents required to be timely filed by the Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, with the SEC.  As of their respective filing dates, all such required forms, reports and documents (a) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such forms, reports and documents and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, no amendments to any of the foregoing filings were required to have been made.  The financial statements of the Purchaser included in the SEC filings comply in all material respects with applicable accounting requirements with respect thereto as in effect at the time of filing.

4.7                                 Issuance of Securities. The Purchaser Common Stock constituting the Share Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by Purchaser other than restrictions on transfer due to applicable federal and state securities Laws or as otherwise contemplated by the Agreement or the Ancillary Agreements.  The Purchaser has reserved from its duly authorized capital stock the number of shares of Purchaser Common Stock issuable pursuant to this Agreement as of the Closing Date.

4.8                                 Legal Proceedings.  There is no pending Proceeding that has been commenced against the Purchaser or the Merger Sub and that challenges, or may have the direct effect of preventing, delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement.  To the Purchaser’s Knowledge, no such Proceeding has been threatened.

4.9                                 Listing and Maintenance Requirements. The Purchaser Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Purchaser has taken no action intended to terminate the registration of the Purchaser Common Stock under the Exchange Act nor has the Purchaser received any written notification that the SEC is contemplating terminating such registration.  The Purchaser is, and has been in the 12 months preceding the date hereof, in compliance with the listing or maintenance requirements of the NASDAQ Global Market.

4.10                           Application of Takeover Protections. The Purchaser and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Purchaser’s certificate of incorporation or the DGCL that is or could become applicable to the Company as a result of the Company and the Purchaser fulfilling their obligations or exercising their rights under the Merger Agreement and Ancillary Agreements, including the Purchaser’s issuance of the Purchaser Common Stock constituting the Share Consideration and the Stockholders’ ownership of the Purchaser Common Stock.

4.11                           S-3 Eligibility.  As of the date hereof, the Purchaser meets all eligibility requirements under the Securities Act and SEC rules to file a registration statement on Form S-3.

4.12                           Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities.

4.13                           Brokers or Finders.  Neither the Purchaser, the Merger Sub nor any Person acting on their behalf has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

4.14                           Adequacy of Funds.  The Purchaser has, or will have prior at the time such obligations become due under this Agreement or under the Ancillary Agreements, adequate financial resources to satisfy its monetary and other obligations under this Agreement including, without limitation, the obligation to pay the Cash Consideration in accordance herewith and each of Note A and Note B in accordance with the terms thereof.

ARTICLE 5
INTERIM COVENANTS

5.1                                 Access and Investigation.  Upon reasonable advance notice from the Purchaser, the Company will cause the Acquired Companies to (a) afford the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives reasonable access during normal business hours to its properties, books, Contracts, personnel and records as the Purchaser may reasonably request, and (b) furnish promptly to the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives such other information concerning its business, properties, assets and personnel as the Purchaser may reasonably request.

5.2                                 Operation of the Business of the Company.  From the date of this Agreement until the Closing, each of the Acquired Companies will (a) conduct its business only in the ordinary course of business, and (b) use commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it.  Without limiting the generality of the foregoing and except as otherwise expressly permitted by this Agreement, none of the Acquired Companies will take any of the following actions without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned):

(a)                      amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(b)                     change its authorized or issued capital stock, or, except for the issuance of Company Capital Stock upon the exercise of Options or upon the conversion of Company Capital Stock outstanding as of the date of this Agreement, issue, sell, grant, repurchase, redeem, pledge or otherwise dispose of or Encumber any shares of its capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c)                      split, combine or reclassify of any of its capital stock;

(d)                     declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock;

(e)                      (i) incur any Indebtedness, (ii) issue, sell or amend any of its debt securities or warrants or other rights to acquire any of its debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) loan, advance (other than advancement of expenses to its employees in the ordinary course of business) or contribute to the capital of, or invest in, any other Person, other than the Company or (iv) enter into any hedging Contract or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(f)                        sell, lease, transfer license, pledge or otherwise dispose of or Encumber any of its Intellectual Property rights or any of its other material properties or material assets;

(g)                     acquire (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (ii) any assets that are material to the Acquired Companies individually or in the aggregate, except purchases of inventory and raw materials in the ordinary course of business;

(h)                     enter into, modify, accelerate, cancel or terminate any Material Contract (or series of related Material Contracts);

(i)                         (i) except as required by Law, adopt, enter into, terminate or amend any Company Plan, collective bargaining agreement or employment, severance or similar Contract, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant or other independent contractor, other than pursuant to this Agreement (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) other than pursuant to the Nazari Rights Plan and the Employee Rights Plan, pay any benefit not provided for as of the date of this Agreement under any Company Plan, (v) other than pursuant to this Agreement, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the granting of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or remove existing restrictions in any Company Plan or Contracts or awards made thereunder or (vi) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

(j)                         cancel, compromise, release or waive any claims or rights (or series of related claims or rights) with a value exceeding $25,000 or otherwise outside the ordinary course of business;

(k)                      settle or compromise in connection with any Proceeding;

(l)                         make any capital expenditure or any other expenditure with respect to property, plant or equipment in excess of $50,000 in the aggregate;

(m)                   change accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

(n)                     change payment or processing practices or policies regarding intercompany transactions;

(o)                     accelerate or delay the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable, other than in the ordinary course of business;

(p)                     make or rescind any Tax election, settle or compromise any Tax Liability or amend any Tax Return;

(q)                     participate in activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by the Acquired Companies prior to the Closing, including sales of a Product (i) with payment terms longer than terms customarily offered by the Acquired Companies for such Product, (ii) at a greater discount from listed prices than customarily offered for such Product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such Product, (iii) at a price that does not give effect to any general increase in the list price for such Product publicly announced prior to the Closing Date, (iv) in a quantity greater than the reasonable resale requirement of the particular customer, or (vi) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer;

(r)                        transfer, assign or grant any license or sublicense of any rights under or with respect to any Intellectual Property except on a non-exclusive in the ordinary course of business consistent with past practice;

(s)                      abandon, cancel, let lapse or expire any Intellectual Property that was, as of the date of the Balance Sheet, or at any time thereafter, the subject of any application or registration;

(t)                        amend the Employee Rights Plan; or

(u)                     agree to do any of the things described in the preceding clauses (a) through (s) of this Section 5.2.

5.3                                 Consents and Filings; Reasonable Efforts.  Each of the parties will use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Sections 3.3(b) and 6.1(c) of the Company Disclosure Schedule.

5.4                                 Notification.

(a)                      Each of the parties will give prompt notice (an “Update Notification”) to the other parties of (i) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause the conditions precedent set forth in Sections 6.1(a) or 6.1(b) or Sections 6.2(a) or 6.2(b), as the case may be, to fail to be satisfied.  No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Company Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Article 7 or Article 9.

(b)                     Notwithstanding anything contained herein to the contrary, notifications may be delivered by the Company to supplement and update any of the disclosures set forth in Section 3.14(a) of the Company Disclosure Schedule, as may be necessary to reflect changes resulting from any development, event, occurrence (or non-occurrence) or action required to be, or not prohibited from being, taken under this Agreement, and any such notification will have the effect of amending and updating the Company Disclosure Schedule and qualifying the applicable representations and warranties, as the case may be, and curing any potential misrepresentation or breach that otherwise might have existed hereunder by reason of such development, event, occurrence (or non-occurrence) or action, it being understood that in no event will any such notification be deemed an Update Notification.

5.5                                 No Negotiation.  The Company will not (and it will not affirmatively permit or authorize, as applicable, any of its respective Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives to), directly or indirectly (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer for an Alternative Transaction, (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract for an Alternative Transaction, (c) furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records in connection with an Alternative Transaction, or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other similar agreement or publicly propose, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer or discussions or negotiations, in each case, in connection with an Alternative Transaction.  “Alternative Transaction” shall mean any business combination transaction involving the Acquired Companies or any other transaction to acquire all or any material part of the assets (including, without limitation, Intellectual Property but excluding transactions in the ordinary course of business consistent with past practice), business or properties of the Acquired Companies or any material amount of the capital stock of the Acquired Companies (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, license or otherwise, other than with the Purchaser.  The Company will immediately cease and cause to be terminated any such discussions or negotiations (other than with the Purchaser) that are the subject of clauses (a) or (b) above and will immediately cease providing any non-public information and terminate any access of the type referenced in clause (c) above.  If the Company or any of its directors, officers or other advisors and representatives acting on its behalf in connection with this Agreement receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or (b) above or any request for disclosure or access as referenced in clause (c) above, the Company will immediately suspend any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.  Notwithstanding anything to the contrary set forth in this Section 5.5 or otherwise in this Agreement, the  Company shall not be required to provide any information that would be in violation of a non-disclosure agreement that was in place prior to the date hereof, except that the Company will be required to notify Purchase only that an offer, proposal or request was received.

5.6                                 Confidentiality.

(a)                      For purposes of securities law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Purchaser reserves the right, without the Company’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the Purchaser agrees to use reasonable efforts to advise the Company prior to making such disclosure).

(b)                     Each party agrees to continue to abide by that certain Confidentiality Agreement dated as of  April 6, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect.  Except as contemplated by Section 5.6(a), the existence of this Agreement and the other Ancillary Agreement and the terms hereof and thereof (including the exhibits and schedules appended hereto) will be deemed “Information” for purposes of the Confidentiality Agreement.  Beginning on the date hereof, neither the Company nor any of its Affiliates will waive affirmatively any right under any nondisclosure agreement previously entered into by the Company and any other Person with respect to the evaluation of the sale of the Acquired Companies without the prior written consent of the Purchaser.

5.7                                 Section 280G Matters.  Within five Business Days after the date hereof, the Company will deliver to the Purchaser reasonably detailed information setting forth all persons who may be “disqualified individuals” as described below and who may be receiving payments or benefits in connection with the Merger (under this Agreement or any other contract, plan or arrangement with the Acquired Companies or otherwise, including severance payments, and acceleration of vesting or benefits under options or restricted stock), and any family or other relationships among the Stockholders that would result in attribution of ownership under Section 318 of the Code for the purposes set forth above, together with a worksheet or memorandum demonstrating the extent (if any) to which such payments, vesting or benefits constitute “excess parachute payments” within the meaning of Section 280G of the Code will be made to such disqualified individuals.  Purchaser agrees to timely provide allocations of Stock Option Grants and/or Retention Pool amounts to the Company in a timely manner so that the stockholder vote contemplated below can be sought.  If for any reason it reasonably appears to the Purchaser that a disqualified individual will receive an excess parachute payment, then the balance of this Section 5.7 will apply, in addition to any other rights and remedies the Purchaser may have.  Prior to the Effective Time, the Company will submit to the Stockholders (the “280G Submission”), and use all reasonable efforts to obtain, a stockholder vote or written consent (the “280G Vote”) to approve or disapprove the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any and all payments that could be deemed “parachute payments” under Section 280G of the Code, on the following terms and conditions interpreted in a manner which complies with Section 280G of the Code and all applicable final, proposed or temporary regulations thereunder: (a) the stockholder approval will be timely solicited in form and substance and pursuant to such disclosure as will be sufficient to satisfy the stockholder approval requirements of Section 280G(b)(5)(B) of the Code, including requirements that such disqualified individual waive in advance the right to such payment if the requisite stockholder approval is not obtained, and such payments will be separately approved within the meaning of such regulations; and (b) for such approval to be effective as to any such payment, more than 75% of the voting power of the Company will have approved such payment without counting as outstanding or permitting to vote (except as contemplated by Treasury Regulations Section 1.280G-1, Q&A-7(b)(4)) any stock (i) actually owned or constructively owned under Section 318(a) of the Code by or for such disqualified individual, or (ii) as to which the owner of such stock is considered under Section 318(a) of the Code to own any part of the stock owned directly or indirectly by or for such disqualified individual.  Any disclosure submitted to the stockholders pursuant to this Section 5.7 will be subject to the prior review and approval by Purchaser which shall not unreasonably be delayed or withheld.

5.8                                 Stockholder Materials.  Promptly following the execution and delivery of this Agreement, the Company will deliver an information statement, the form of written consent required pursuant to other provisions of this Agreement and all information that may be required to be given to the Stockholders pursuant to the DGCL in connection with the Merger, including, to the extent applicable, adequate notice of the Merger and information concerning dissenters’ rights under the DGCL (the “Stockholder Materials”) to all Stockholders entitled to receive such under the DGCL.  Prior to the delivery of the Stockholder Materials, the Company will have given the Purchaser and its counsel a reasonable opportunity to review and comment on reasonably final drafts of the Stockholder Materials.  The form of written consent will include language to the effect that each consenting Stockholder agrees to be bound by the indemnification provisions of Article 9 of this Agreement as if the consenting Stockholder were a signatory to this Agreement and will otherwise be in form and substance reasonably satisfactory to the Purchaser.  The Stockholder Materials will also specify the address to which any notices concerning dissenters’ rights must be sent and will request that a copy of such notice be sent to the Purchaser at an address specified by the Purchaser.  At the time it is sent and at all times subsequent thereto (through and including the Effective Time), the Stockholder Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading; provided, however, that the Company will not be responsible for information about the Purchaser which is accurately stated from information which the Purchaser has publicly released or filed or otherwise provided by the Purchaser or its representatives (including counsel), in writing, for use in the Stockholder Materials.  If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in an amendment or supplement to the Stockholder Materials, then the Company will promptly inform the Purchaser of such occurrence, and the Company will deliver to the Stockholders such amendment or supplement.  The Stockholder Materials will include the recommendation of the board of directors of the Company in favor of this Agreement and the Merger and the conclusion of the board of directors of the Company that the terms and conditions of the Merger are fair and reasonable to, and in the best interests of, the Stockholders.

5.9                                 Reserved.

5.10                           Company Plans.  Prior to the Effective Time, the Board of Directors of the Company will approve all resolutions required to terminate any and all Company Plans subject to Section 401(k) of the Code, effective not later than immediately prior to the Effective Time.

5.11                           Form S-3.

(a)                                  Registration Statement; Registration Procedures.  As soon as commercially practicable but in no event later than 30 days after the Closing Date (or such later date as the Purchaser and the Stockholder Representative will agree in writing), the Purchaser will file a registration statement on Form S-3 (the “Registration Statement”) with the SEC to register the resale of the Purchaser Common Stock that constitutes the Share Consideration (for the purposes of this Section 5.11, the “Registrable Securities”) and that is to be issued by the Purchaser in connection with the Closing.  The Purchaser will use commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable and to remain effective as provided herein.  The Purchaser’s obligation to maintain the effectiveness of such registration statement, as well as all of its other obligations under this Section 5.10(a), shall terminate two (2) years from the effectiveness of such Registration Statement.  For the purposes of this Section 5.10, a “Stockholder” or the “Stockholders” refers solely to a holder or holders of Registrable Securities as of the Closing Date.  In connection with such Registration Statement, the Purchaser will also:

(i)                                     use its commercially reasonable efforts to register or qualify (or exempt from registration or qualification) such Registrable Securities, and keep such registration or qualification (or exemption therefrom) effective, under such other securities or blue sky laws of such jurisdictions as any Stockholder reasonably requests for the purpose of permitting the offers and sales of the Registrable Securities owned by such Stockholder in such jurisdictions (provided that the Purchaser will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction);

(ii)                                  notify the Stockholder Representative  when a Registration Statement has been filed and when it has become effective;

(iii)                               prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement whenever a Stockholder shall desire to sell or otherwise dispose of the same;

(iv)                              furnish to a Stockholder such numbers of copies of the registration statement, each amendment or supplement thereto, a summary prospectus or other prospectus, including a preliminary prospectus or any amendment or supplement to any prospectus, in conformity with the requirements of the Securities Act, and such other documents, as a Stockholder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(v)                                 otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC;

(vi)                              upon receipt of written notice, pursuant to the first paragraph of Section 5.11(a), hereof, from a Stockholder of the Stockholder’s intention to sell Registrable Shares, notify the Stockholder of the happening of any event of which it has knowledge as a result of which the prospectus included in the registration statement, as then in effect, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of the Stockholder (subject to the Purchaser’s ability to postpone such filing for a reasonable period of time not to exceed 90 days), Purchaser shall prepare a supplement or amendment to the prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; provided, that the Stockholder shall refrain from selling any Registrable Securities until such supplement or amendment to the prospectus has been filed;

(vii)                           make every reasonable effort to prevent the entry of any order suspending the effectiveness of the registration statement and, in the event of the issuance of any such stop order, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any security included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order; and

(viii)                        upon a Stockholder’s written request any time after the Registrable Securities have become freely tradeable pursuant to the Resale Rules (which, for the avoidance of doubt, shall occur no earlier than the first anniversary of the Effective Date), remove any restricted legends placed on such Registrable Securities.

(b)                                 Stockholder Information.  As a condition precedent to registering Registrable Securities, the Purchaser may require each Stockholder as to which any registration is being effected to furnish the Purchaser with such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Purchaser may from time to time reasonably request.  Each such Stockholder will promptly notify the Purchaser in writing of any changes in the information set forth in the Registration Statement after it is prepared regarding the Stockholder to the extent required by applicable Law.

(c)                                  Expenses.  All Registration Expenses incurred in connection with any registration of Registrable Shares pursuant to this Section 5.11 shall be borne by Purchaser.  All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by any holder of such securities which shall be paid, at the election the holders thereof, out of the proceeds from such sale.  For purposes of this Agreement, (i) “Registration Expenses” shall mean all expenses incurred in connection with the filing and obtaining effectiveness of any registration statement pursuant to this Agreement, including, without limitation, all SEC, NASD and “blue sky” registration and filing fees, printing expenses, transfer agents’ and registrars’ fees,  and fees and disbursements of outside counsel and independent accountants for Purchaser, but shall not include Selling Expenses, and (ii) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of any separate legal, accounting  and other advisors of any Stockholder in connection with the registration and sale of the Registrable Securities.

(d)                                 Resale Measures.  The Purchaser acknowledges the desire of the Stockholders to have as much flexibility as possible in their ability to achieve liquidity through an orderly resale of the Purchaser Common Stock received by the Stockholders as Share Consideration.  The Purchaser agrees to use commercially reasonable efforts to (i) hold discussions with any Stockholder who holds a significant number of shares of Purchaser’s Common Stock received by such Stockholder as Share Consideration as a result of the transactions contemplated by this Agreement, (ii) to facilitate discussions between any such Stockholder and third-parties and (iii) to consider and pursue such actions of the Purchaser as are commercially and strategically practicable in the sole discretion of the Purchaser, in each case to assist such Stockholders in achieving liquidity through an orderly resale of the Purchaser Common Stock received by the Stockholders as Share Consideration.

(e)                                  Indemnification.

(i)                                     To the extent permitted by law, the Purchaser will indemnify and hold harmless each Stockholder, the partners or officers, directors and stockholder of each Stockholder, legal counsel and accountants for each Stockholder and each Person, if any, who controls such Stockholder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 5.11, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Purchaser of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws applicable to the Purchaser; and the Purchaser will reimburse each such Stockholder or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 5.11(e)(i) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser, nor will the Purchaser be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Stockholder or Person who controls such Stockholder; provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus will not inure to the benefit of any Stockholder or any Person controlling such Stockholder from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Purchaser will have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Stockholder to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(ii)                                  To the extent permitted by law, each selling Stockholder will severally and not jointly indemnify and hold harmless the Purchaser, its directors, officers, employees and each Person who controls the Purchaser within the meaning of the Exchange Act, legal counsel and accountants for the Purchaser, any other Stockholder selling securities in such Registration Statement and any controlling Person of any such other Stockholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in connection with such registration; and each such Stockholder will reimburse any Person intended to be indemnified pursuant to this subsection 5.11(e)(ii), for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 5.11(e)(ii) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder

(which consent will not be unreasonably withheld); provided, however, that the maximum amount of liability in respect of such indemnification shall be in proportion to and limited to, in the case of each Stockholder, an amount equal to the net proceeds actually received by such Stockholder from the sale of Registrable Securities effected pursuant to such registration.

(iii)                               Promptly after receipt by an indemnified party under this Section 5.11(e) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.11(e), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, if the indemnifying party agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnified party with respect to such claim, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if the indemnified party reasonably believes that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.11(e) only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than under this Section 5.11(e).

(iv)                              If the indemnification provided for in this Section 5.11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to in this Section 5.11, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other, in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  Purchaser and the Holders agree that it would not be just and equitable if contribution pursuant to Section 5.11(e)(iv) were determined by any pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this subsection  shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

(v)                                 Survival of Indemnity. The indemnification provided by this Section 5.11(e) shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any Person entitled to indemnification hereunder and the expiration or termination of this Agreement.  The indemnification rights of the Purchaser and Stockholders pursuant to this Section 5.11(e) will be the sole and exclusive remedy of the Purchaser and the Stockholders, as the case may be, under Section 5.11 hereof with respect to any Losses suffered or incurred thereby and arising in connection with any Violation, other than any rights or remedies the Purchaser or the Stockholders, as the case may be, may have under applicable securities Law.

5.12                           Rule 144.  The Purchaser will use reasonable efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder so long as the Purchaser remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, and it will take such further action as any Stockholder or transferee may reasonably request, to the extent required from time to time to enable such Stockholder or transferee to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 promulgated under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC ((i) and (ii) are referred to herein as the “Resale Rules”). Upon written request by any Stockholder or transferee, so long as such Person owns any Registrable Securities, the Purchaser will deliver to such Person a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.

5.13                           Consent of Stockholders.  Within forty-eight (48) hours of the execution and delivery of this Agreement, the Company shall use commercially reasonable efforts to solicit and cause to be delivered to the Purchaser an irrevocable written consent in substantially the form attached hereto as Exhibit F (the “Stockholder Written Consent”) from Stockholders holding at least seventy percent (70%) of the Outstanding Company Shares.

5.14                           Indemnification of Directors and Officers. .  The Purchaser will cause the Surviving Corporation to maintain and perform, and will not take any action to alter or impair, any indemnification provisions or similar exculpatory provisions eliminating personal liability of directors and officers for monetary damages existing in the Company’s or any Acquired Company’s certificate of incorporation, bylaws (or comparable organizational or governing documents), existing indemnification agreements between the Company and its directors and officers, or any similar written agreement in effect as of the Effective Time, only to the extent a copy of which has been made available to the Purchaser or otherwise described in Section 3.23 of the Company Disclosure Schedule, for a period of not less than six (6) years after the Effective Time, except for any changes in such certificates of incorporation or bylaws (or comparable organizational or governing documents) which, in each instance, do not directly or indirectly adversely affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time or materially alter or impair the rights of such individuals thereunder.  Without limiting the foregoing, the Purchaser will continue the Company’s and each Acquired Company’s directors’ and officers’ insurance policy in effect as of the Effective Time for such six-year period, so long as the aggregate premium for such policy does not exceed $300,000 in the aggregate over such six-year period.  Alternatively, if after the Closing, the Company purchases a prepaid six year tail policy the Purchaser will continue such policy for a six year period.   Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.14 will survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each present and former directors and officers of the Company and his or her heirs and representatives.  Following the Effective Time, the obligations of the Purchaser under this Section 5.14 will not be terminated or modified in such a manner as to adversely affect the rights of any present and former directors and officers of the Company under this Section 5.14 without the consent of such affected present and former directors and officers of the Company.  If the Surviving Corporation or any of its successors or assigns shall (i) consolidate or merge into any other Person and shall be the continuing or surviving corporation of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.14.  The obligations of the Purchaser and the Surviving Corporation under this Section 5.14 shall be joint and several.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

6.1                                 Conditions to the Obligation of the Purchaser and the Merger Sub.  The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 6.1 (any of which may be waived by the Purchaser and the Merger Sub, in whole or in part, but only in a writing signed by the Purchaser).

(a)                      Accuracy of Representation and Warranties.  The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Material Adverse Effect will be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties will be true and correct as of such date); provided, however, that the condition set forth in this Section 6.1(a) shall be deemed satisfied as long as the failure of such representations and warranties to be so true and correct is not, individually or in the aggregate, material to the Company.

(b)                     Performance of Covenants.  All of the covenants and obligations that the Company is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured on an aggregate basis with respect to all breaches of covenants and obligations).

(c)                      Consents.  Each of the Governmental Authorizations and third party consents listed on Section 6.1(c) of the Company Disclosure Schedule must have been obtained and must be in full force and effect.

(d)                     No Action.  There must not be in effect any Law or Judgment, and there must not have been commenced any Proceeding, that in any case would (i) prohibit, prevent or make illegal the consummation of any of the material transactions contemplated by this Agreement (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) materially and adversely affect the right of the Purchaser to own the capital stock of the Company or to control the Company.

(e)                      No Material Adverse Effect.  Since the date of this Agreement, there must not have been any change or event that has had a Material Adverse Effect on the Company.

(f)                        Deliveries.  The Company will have made each of the following deliveries:

(i)                                     a certificate of merger, signed on behalf of the Company, in accordance with the DGCL and in form reasonably satisfactory to the Purchaser;

(ii)                                  a certificate, dated as of the Closing Date, executed by the Secretary or other appropriate officer of the Company confirming the satisfaction of the conditions specified in Sections 6.1(a), 6.1(b), 6.1(d) and 6.1(e) (the “Company Closing Certificate”);

(iii)                               resignations effective as of the Closing Date of certain directors and officers of the Acquired Companies to be designated by the Purchaser prior to the Closing;

(iv)                              a certificate of the Secretary or Assistant Secretary of the Company, in form reasonably satisfactory to the Purchaser, dated as of the Closing Date and attaching with respect to the Company (A) the Company’s charter and all amendments thereto, certified by the Secretary of State of the state of Delaware not more than five Business Days prior to the Closing Date, (B) the Company’s bylaws and all amendments thereto, (C) a certificate of good standing of the Company certified by the Secretary of State of the state of Delaware and issued not more than five Business Days prior to the Closing Date, (D) all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of the Company and the Stockholders relating to this Agreement and the transactions contemplated by this Agreement and (E) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(v)                                 the Stockholder Written Consent evidencing the Company’s receipt of the Requisite Stockholder Approval and written consents approving the Merger and adopting this Agreement from at least 70% of the Outstanding Company Shares;

(vi)                              evidence that the Company has made the 280G Submission to its stockholders and that the 280G Vote has occurred, in each case, in accordance with Section 5.7;

(vii)                           the certified Statement of Transaction Expenses; and

(viii)                        the Final Merger Consideration Allocation Schedule, certified by the Chief Financial Officer of the Company to be correct and complete with respect to all amounts set forth thereon;

(g)                     Nazari Approval.  The Purchaser shall have received a document executed by Nazari that indicates that he (A) approves the cancellation and extinguishment of the Nazari Rights Plan in exchange for the right to receive the Merger Consideration as set forth in, and in accordance with the provisions of, Section 2.1(b) and (B) approves the appointment of the Stockholder Representative in accordance with Section 11.1.

(h)                     Ancillary Agreements.  Each of the Ancillary Agreements must have been executed and delivered by each of the other parties thereto, and each such Ancillary Agreement will be in full force and effect.

(i)                         Company Debt; Payoff Letters.  No Company Debt, other than the Company Debt for which the Purchaser shall have received Payoff Letters, shall be outstanding.  The Purchaser shall have received Payoff Letters in respect of the Company Debt, including the TriplePoint Capital Debt.  For the avoidance of any doubt, the Purchaser hereby acknowledges and agrees that the Bridge Loan shall remain outstanding and shall be a complete obligation of the Surviving Corporation in all respects.

(j)                         FIRPTA Notice.  The Company will prepare a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h)(2), dated as of the Closing Date, executed by the Company, together with written authorization for the Surviving Corporation to deliver such notice to the Internal Revenue Service after the Effective Time.

(k)                      Securities Law Exemption.  The shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement will have been issued in a transaction exempt from registration under federal and state securities laws.  In connection therewith, each Stockholder who will receive any portion of the Merger Consideration pursuant to the terms of this Agreement must have completed, executed and delivered to the Purchaser a representation letter, in the form attached hereto as Exhibit G and no later than three Business Days prior to the Closing.

(l)                         Warrant Terminations. The Purchaser shall have received evidence satisfactory to the Purchaser that each of the Gold Hill Warrant, the SVB Warrant and the TriplePoint Warrant have been terminated.

6.2                                 Conditions to the Obligation of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 6.2 (any of which may be waived by the Company, in whole or in part, but only in a writing signed by the Company).

(a)                      Accuracy of Representation and Warranties.  The representations and warranties of the Purchaser and the Merger Sub set forth in this Agreement that are qualified as to materiality will be true and correct in all respects, and all other representations and warranties of the Purchaser and the Merger Sub set forth in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties will be true and correct as of such date); provided, however, that the condition set forth in this Section 6.1(b) shall be deemed satisfied as long as the failure of such representations and warranties to be so true and correct is not, individually or in the aggregate, material to the Purchaser.

(b)                     Performance of Covenants.  All of the covenants and obligations that the Purchaser or the Merger Sub are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured on an aggregate basis with respect to all breaches of covenants and obligations).

(c)                      No Action.  There must not be in effect any Law or Judgment, and there must not have been commenced any Proceeding, that in any case would (i) prohibit, prevent or make illegal the consummation of any of the material transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d)                     No Material Adverse Effect.  Since the date of this Agreement, there must not have been any change or event that has had a Material Adverse Effect on the Purchaser.

(e)                      Officer’s Certificate.  The Purchaser must have delivered to the Company a certificate, dated as of the Closing Date, executed by the Secretary or other appropriate officer of the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) , 6.2(b) and 6.2(d) (the “Purchaser Closing Certificate”).

(f)                        Company Stockholder Approval.  The stockholders of the Company will have approved and adopted this Agreement, the Merger and the transactions contemplated by this Agreement by the requisite vote under applicable Law and the Company’s certificate of incorporation, as amended to date.

(g)                     Ancillary Agreements.  Each of the Ancillary Agreements must have been executed and delivered by each of the other parties thereto, and each such Ancillary Agreement will be in full force and effect.

(h)                     NASDAQ Listing.  The shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement will have been approved for listing on the NASDAQ Global Market.

ARTICLE 7
TERMINATION

7.1                                 Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)                      by mutual consent of the Purchaser and the Company;

(b)                     by the Purchaser or the Company, if the Company shall not have obtained executed stockholder written consents evidencing the Company’s receipt of the Requisite Stockholder Approval within forty-eight (48) hours following the time of the full execution and delivery of the Agreement by the parties hereto;

(c)                      by the Purchaser, if there shall have occurred any Material Adverse Effect  on the Company following the execution and delivery of this Agreement and prior to the receipt of the written consents referenced in Section 7.1(b) that is continuing;

(d)                     by the Company, if there shall have occurred any Material Adverse Effect  on the Purchaser following the execution and delivery of this Agreement and prior to the receipt of the written consents referenced in Section 7.1(b) that is continuing;

(e)                      by the Purchaser, if there has been a breach of any of the Company’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;

(f)                        by the Company, if there has been a breach of any of the Purchaser’s or the Merger Sub’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Company;

(g)                     by either the Purchaser or the Company, if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(h)                     by the Purchaser, if the Closing has not occurred (other than through the failure of the Purchaser or the Merger Sub to comply fully with its obligations under this Agreement) on or before October 31, 2010; or

(i)                         by the Company, if the Closing has not occurred (other than through the failure of the Company to comply fully with its obligations under this Agreement) on or before October 31, 2010.

7.2                                 Effect of Termination.  Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions of Section 5.6(b), this Section 7.2 and Article 11 (except for those in Section 11.12) will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8
EMPLOYEE MATTERS

8.1                                 Acquired Employees.  Subject to the provisions of this Article 8 and to any offer letters to be executed by any Acquired Employees on or prior to the Closing Date (each an “Offer Letter”), the Acquired Employees will remain at-will employees of the Acquired Companies immediately following the Effective Time, unless otherwise required by applicable Law.  With respect to all Acquired Employees, except as otherwise set forth in an Offer Letter, Purchaser agrees that it shall, or shall cause the Company or a subsidiary of the Company and/or the Surviving Corporation (such employing entity, the “Employer”) to: (1) offer continuing employment at a compensation level substantially comparable to similarly situated Purchaser employees, but not less than the Acquired Employees’ compensation (including, but not limited to, base wages) with the Company (or the employing subsidiary) as of immediately prior to the Closing Date; and (2) arrange for each Acquired Employee to be eligible for benefits substantially comparable in the aggregate as those provided to similarly situated employees of Purchaser, in each case, as of the Closing Date.  All Acquired Employees shall be given credit for all service with the Company, the employing subsidiary or any predecessors (or service credited by the Company or the employing subsidiary) for purposes of eligibility and vesting (but not benefit accruals) under all employee benefit plans, programs, policies and arrangements (except with respect to equity award vesting) and employment policies maintained by Purchaser and/or the Employer in which they become participants, except where doing so would cause a duplication of benefits.  To the extent practicable and commercially reasonable, the Purchaser shall, or shall cause the Employer to, or shall use commercially reasonable efforts to cause its third-party administrator to provide Acquired Employees and their eligible dependents with credit for any co-payments and deductibles paid under the benefit plans of the Company (or the employing subsidiary) for the year in which the Closing occurs under Purchaser’s benefit plans for purposes of satisfying any applicable co-payments and deductibles in the year in which the Closing occurs.  To the extent practicable and commercially reasonable, the Purchaser shall, or shall cause the Employer to, or shall use commercially reasonable efforts to cause its third-party administrator to waive any waiting period, evidence of insurability requirement or pre-existing condition exclusions that may be applicable  Acquired Employees (or their dependents) participating in a group health plan of Purchaser or the Employer.

8.2                                 Employee Communications.  The parties will cooperate with respect to any employee communications regarding any matters provided for herein, provided that the Purchaser will retain the sole and absolute discretion to approve of, in advance, any written employee communications relating to any compensation or benefits to be provided by it or by the Company or any other Affiliate of the Purchaser under this Agreement or otherwise.  The parties further agree to coordinate in advance any formal meetings or presentations between Acquired Employees and any representative of the Purchaser and any Purchaser written employee communications.

8.3                                 Employee Retention Fund.  Effective as of the Closing, the Purchaser, with the advice of the Company, will establish certain retention arrangements (the “Retention Arrangements”) described in Schedule 8.3 for certain Acquired Employees listed in Schedule 8.3 (the “Retention Employees”), which Retention Arrangements will provide for payments to such Retention Employees of portions of a $2,000,000 minimum aggregate pool that shall be funded by the Purchaser.  The retention payments payable to the Retention Employees shall be in the amounts set forth in Schedule 8.3 and shall be paid by or on behalf of the Purchaser to the Retention Employees in accordance with the Retention Arrangements.  For the avoidance of doubt, the funding of the Retention Arrangements by the Purchaser shall not be considered Merger Consideration.

8.4                                 Stock Option Grants.  As soon as practicable after the Closing Date, the Purchaser will recommend to the Board of the Purchaser that it grant Purchaser Stock Options to certain Acquired Employees, as set forth and in accordance with Schedule 8.4 (the “Stock Option Grants”).  For the avoidance of doubt, the Stock Option Grants are in addition to, and shall not be considered Merger Consideration. If required by applicable securities laws, the Purchaser will file with the SEC a registration statement on Form S-8 to cover the shares of common stock underlying the stock option grants described in this Section and the Purchaser will file such registration statement as soon as commercially practicable but in no event later than 30 days after the Closing Date (or such later date as the Purchaser and the Stockholder Representative may agree in writing).

8.5                                 Employee Rights Plan.  In addition to the Purchaser’s obligations to fully pay and satisfy, or cause the Surviving Corporation to fully pay and satisfy, the Closing Rights Amount as set forth in Section 1.2(e), the Purchaser covenants and agrees to fully pay and satisfy, or cause the Surviving Corporation to fully pay and satisfy, the Subsequent Closing Rights Amount pursuant to the terms and conditions of the Employee Rights Plan.

ARTICLE 9
INDEMNIFICATION

9.1                                 Indemnification by the Stockholders.  In the event that the Closing occurs, and subject to the terms and limitations expressly set forth in this Agreement, including Sections 9.6 and 11.13 hereof, the Stockholders will have a several (and not joint) obligation, on an individual basis solely in proportion to the aggregate Merger Consideration payable to them pursuant to this Agreement, to indemnify, defend and hold harmless the Purchaser, each of the Purchaser’s Affiliates, the Surviving Corporation and each of their respective directors, officers and employees (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or resulting from any of the following:

(a)                      any breach of any representation or warranty of the Company contained in this Agreement or in the Company Closing Certificate;

(b)                     the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in this Agreement;

(c)                      any Transaction Expenses which exceed the Transaction Expenses set forth in the Statement of Transaction Expenses;

(d)                     reserved;

(e)                      any failure of the Final Merger Consideration Allocation Schedule to be complete and accurate, including any Losses arising from claims of any Stockholder, former Stockholder or Option holder relating to (i) their ownership or rights to ownership of equity securities of the Company or the allocation of the Merger Consideration among the holders of equity securities or rights to ownership of equity securities of the Company, (ii) title to such equity securities or any Encumbrances thereon or (iii)

the payment by the Company (or by the Purchaser on behalf of the Company) of any Company Debt in connection with the consummation of the transactions contemplated hereby; and

(f)                        any assertion or recovery by any Stockholder of the fair value, interest, and expenses or other amounts pursuant to dissenters’ rights exercised or purportedly exercised pursuant to Delaware Law or California Law (it being understood that any such Losses will not include the pro rata share of the Merger Consideration, if any, such asserting or recovering Stockholder would have received pursuant to this Agreement).

For purposes of this Section 9.1, once it has been established that  there has been a breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Company, as such provisions are written (including any materiality or “Material Adverse Effect” qualifications thereto), the amount of any Losses arising from such breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Company, will be determined without regard to any materiality, “Material Adverse Effect” or similar qualification in such representation, warranty, covenant or agreement. Notwithstanding anything to the contrary contained herein, no claim for Losses related to or arising from (A) the value or condition of any Tax asset (e.g., net operating loss carry forward or tax credit carryforward) of the Company or any Acquired Company or (B) the ability of the Purchaser, the Surviving Corporation or their affiliates to utilize such Tax asset following the Effective Time, shall be subject to a claim for recovery by any Indemnified Party hereunder.

9.2                                 Indemnification by the Purchaser.  In the event that the Closing occurs, and subject to the terms and limitations expressly set forth in this Agreement, including Sections 9.6 and 11.13 hereof, the Purchaser will have an obligation to indemnify, defend and hold harmless the Stockholders from and against, and will pay to the Stockholders the monetary value of, any and all Losses incurred or suffered by the Stockholders arising out of, or resulting from any of the following:

(a)                      any breach of any representation or warranty of the Purchaser or the Merger Sub contained in this Agreement or in the Purchaser Closing Certificate; and

(b)                     the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser or the Merger Sub contained in this Agreement or in the Notes.

For purposes of this Section 9.2, once it has been established that  there has been a breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Purchaser or Merger Sub, as such provisions are written (including any materiality or “Material Adverse Effect” qualifications thereto), the amount of any Losses arising from such breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Purchaser or Merger Sub, will be determined without regard to any materiality, “Material Adverse Effect” or similar qualification in such representation, warranty, covenant or agreement.

9.3                                 Claim Procedure.

(a)                      A party that seeks indemnity under this Article 9 or Article 10 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)                     Within 30 days after delivery of a Claim Notice or within 15 days after delivery of a Second Claim Notice, if applicable, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)                                     agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)                                  dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)                      If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnified Party will provide a second written notice (a “Second Claim Notice”) reciting the information in the initial Claim Notice and stating that  the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice if  no Objection Notice is delivered within 15 days after the date of the Second Claim Notice, if applicable.  If the Indemnifying Party fails to take either of the actions set forth in Section 9.3(b)(i) or (ii) after the foregoing time period have lapsed, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d)                     If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice or within 15 days after delivery of the Second Claim Notice, if applicable, then the dispute may be resolved by any legally available means consistent with the provisions of Section 11.11.

(e)                      If any Purchaser Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this Article 9, the parties will contemporaneously deliver to the Escrow and Exchange Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(f)                        Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will be effected by reducing the Note B Principal Amount or by reducing the principal amount of Note B-1, as applicable, as more particularly described in Section 2.7.  For the avoidance of doubt, interest will accrue on the Note B Principal Amount, as the same may be reduced in accordance herewith, until such time as Note B-1 is issued, if it all, and thereafter interest will accrue on the remaining principal amount of Note B-1, as the same may be reduced in accordance herewith.

(g)                     Any indemnification of the Stockholders pursuant to this Article 9 will be effected by wire transfer of immediately available funds to the Escrow and Exchange Agent for distribution to the Stockholders.  All indemnification payments to be received by the Stockholders in accordance with this Article 9 will be allocated among the Stockholders in proportion to each Stockholder’s pro rata share of the Escrow Fund as set forth on the Final Merger Consideration Allocation Schedule.

(h)                     The foregoing indemnification payments will be made or effected (the date on which such payment is made or effected, the “Settlement Payment Date”) within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying

Party’s obligation to pay such amount have been determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 11.11 if an Objection Notice has been timely delivered in accordance with Section 9.3(b) (the “Settlement Date”).

For purposes of Section 9.3 and Section 9.4, (i) if the Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Stockholder Representative and (ii) if the Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Stockholder Representative.

9.4                                 Third Party Claims.

(a)                      In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article 9 relating to a claim by another Person, then the Indemnified Party will deliver a Claim Notice to the Indemnifying Party and will include in such Claim Notice (i) notice of the commencement of any Proceeding relating to such claim within 30 days after the Indemnified Party has received written notice of the commencement of such Proceeding, and (ii) the facts constituting the basis for such Proceeding and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b)                     Within 30 days after the Indemnified Party’s delivery of notice of the commencement of such Proceeding under this Section 9.4, the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i)                                     acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Proceeding constitute Losses(but only to the extent such Losses constitute indemnifiable Losses under this Article 9) for which, subject to the other provisions of this Article 9, the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii)                                  retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party.

However, in the event that the Stockholders are the Indemnifying Party, in no event may the Indemnifying Party assume or maintain control of the defense of any Proceeding (A) involving criminal liability, (B) involving claims relating to any Company Intellectual Property or the Intellectual Property of another Person, (C) in which any relief other than monetary damages is sought against the Indemnified Party, or (D) in which the outcome of any Judgment or settlement in the matter would reasonably be expected to materially and adversely affect the business of any of (I) the Purchaser, (II) the business unit of the Purchaser that acquires the Company, or (III) the Company or the Surviving Corporation.  An Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c)                      If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with Section 9.4(b), the Indemnified Party will have the right to control such defense.  The party not controlling such defense (the “Noncontrolling Party”) may participate therein at its own expense.  However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement.  The party controlling such defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of such Proceeding and the defense thereof and will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding.

(d)                     If the Indemnified Party is the Controlling Party, the Indemnified Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, any Proceeding, without the consent of the Indemnifying Party, which consent the Indemnifying Party will not unreasonably withhold, condition or delay.  All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9.  The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay.  The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding effected without its consent.

(e)                      Notwithstanding the other provisions of this Article 9, if a Person not a party to this Agreement asserts that a Purchaser Indemnified Party is liable to such Person for a monetary or other obligation which relates to any of items (A) — (D) of Section 9.4(b) hereof for which the Purchaser Indemnified Party may be entitled to indemnification pursuant to this Article 9, and the Purchaser Indemnified Party determines that it has a business reason to fulfill such obligation, then (i) the Purchaser Indemnified Party will be entitled to satisfy such obligation, after giving three Business Days’ prior written notice to the Indemnifying Parties of its intention to do so and setting forth in reasonable detail the business reasons therefor, without consent from the Indemnifying Party, (ii) the Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 9 and (iii) the Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Article 9, for any such Losses for which it is entitled to indemnification pursuant to this Article 9, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party’s entitlement to indemnification.

9.5                                 Survival.

(a)                      All representations and warranties contained in this Agreement, the Company Closing Certificate and the Purchaser Closing Certificate will survive the Closing for a period of 12 months from the Closing Date (the “Indemnification Period”); provided, however, that the Company’s representations and warranties set forth in Sections 3.2 (Authority and Enforceability) and 3.4 (Capitalization and Ownership), and the Purchaser’s representations and warranties set forth in Sections 4.7 (Issuance of Securities), 4.9 (Listing and Maintenance Requirements), 4.11 (S-3 Eligibility), and 4.14 (Adequacy of Funds) and, in each case, the corresponding right to make claims thereunder, will survive indefinitely.  Notwithstanding anything to the contrary herein, the rights of the Purchaser Indemnified Parties to make claims for indemnification or reimbursement based upon any covenant to be performed or complied with after the Closing Date will survive indefinitely and the rights of the Stockholders to make claims for indemnification or reimbursement based upon any covenant to be performed or complied with after the Closing Date will survive until all of Purchaser’s obligations under this Agreement have been satisfied.

(b)                     If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a Proceeding instituted or claim made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

9.6                                 Limitations on Liability.

(a)                      Except as set forth in Sections 9.6(d) and (e) below, the rights of a Purchaser Indemnified Party to assert claims against the Escrow Fund under this Article 9 will be the sole and exclusive remedy of a Purchaser Indemnified Party for any such claims (other than with respect to any equitable remedies available to any Purchaser Indemnified Party) and no Stockholder will have any liability in excess of its pro rata share of the Escrow Fund.

(b)                     Notwithstanding anything contained here to the contrary, the Stockholders will not be obligated to indemnify the Purchaser Indemnified Parties under this Agreement unless and until the aggregate Losses subject to such indemnification collectively exceed $540,000 (the “Threshold”), whereupon such indemnification will be made by the Stockholders with respect to the aggregate amount of such Losses; provided, however, that the Threshold will not apply to claims under Section 9.1(a) for breaches of any representation or warranty of the Company in Section 3.2 (Authority and Enforceability) and Section 3.4 (Capitalization and Ownership) or to claims under Sections 9.1(b), 9.1(c), 9.1(e) or 9.1(f) hereof.

(c)                      Notwithstanding anything contained herein to the contrary, the Purchaser will not be obligated to indemnify the Stockholders under this Agreement unless and until the aggregate Losses subject to such indemnification collectively exceed the Threshold, whereupon such indemnification will be made by the Purchaser with respect to the aggregate amount of such Losses; provided, however, that the Threshold will not apply to the matters set forth in Section 9.2(b).  Except as set forth in Section 9.6(e) below and except for claims under Section 9.2(b), in no event will the Purchaser’s Liability under this Agreement exceed $5,400,000.

(d)                     Notwithstanding anything contained in Section 9.6(a) to the contrary, the Securityholders shall be severally liable for any Losses of the Purchaser Indemnified Parties arising under (i) Section 9.1(a), solely as Section 9.1(a) relates to a breach of any representation or warranty of the Company in Section 3.2 (Authority and Enforceability) or Section 3.4 (Capitalization and Ownership), (ii) Section 9.1(e) or (iii) Section 9.1(f).  The aggregate Liability of the Securityholders under this Section 9.6(d) shall be the aggregate amount of the Merger Consideration and no Securityholder will have liability in excess of its pro rata share of the Merger Consideration actually received by such Securityholder.  Any claims for indemnification by a Purchaser Indemnified Party covering the matters set forth in this Section 9.6(d) shall first be made against the Escrow Fund..

(e)                      Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud or willful misconduct by such party.

(f)                        In determining the amount of any Loss for which an indemnified party is entitled to indemnification, the amount of such Loss shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries actually received by such indemnified party or its Affiliates in respect of such Loss.  If an indemnification payment is received by an indemnified party, and such indemnified party later receives insurance proceeds or other third party recoveries in respect of the related Loss, such indemnified party shall promptly pay to the indemnifying party a sum equal to the lesser of (i) the actual amount of the insurance proceeds or other third party recoveries or (ii) the actual amount of the indemnification payment previously paid by the indemnifying party with respect to such Loss.

9.7                                 No Right of Indemnification or Contribution.  No Stockholder has any right of indemnification or contribution against the Company with respect to any breach by the Stockholders of any of their representations, warranties, covenants or agreements in this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

9.8                                 Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser.  No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of any other remedy.

ARTICLE 10
TAX MATTERS

10.1                           Assistance and Cooperation.  The Purchaser, the Company and the Stockholder Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Proceeding with respect to Taxes.

10.2                           Tax Sharing Agreement.  Any tax sharing agreements or arrangements to which the Company may be a party or have liability will be terminated effective as of the Closing.  After the Closing, neither the Stockholders nor their Affiliates will have any further rights or liabilities thereunder, and this Agreement will be the sole Tax sharing agreement relating to the Company for all periods beginning before the Closing.

10.3                           Powers of Attorney.  Any power of attorney or similar agreement to which the Company may be a party with respect to Taxes will be terminated effective as of the Closing.

10.4                           Tax Treatment.  The parties agree that the Merger is intended to be treated as a taxable transaction.  None of the Purchaser, Merger Sub, the Stockholders or the Company shall take any action or omit to take any action inconsistent with the foregoing.   The Purchaser has no plan or intention to merge the Company with Purchaser or any first-tier subsidiary of Purchaser after the Merger.  The Purchaser has the right, in its sole discretion, to make an election under section 338(g) of the Code with respect to the Company; provided, however, notwithstanding any other provision of this Agreement, the Purchaser shall be solely responsible for and shall indemnify the Stockholders from and against all costs associated with and all Taxes or other Liabilities incurred in connection with such election.

ARTICLE 11
GENERAL PROVISIONS

11.1                           Stockholder Representative.

(a)                      By virtue of their approval of the Merger, each Securityholder designates and appoints the Stockholder Representative as such Securityholder’s agent and attorney-in-fact with full power and authority to act for and on behalf of each Securityholder to give and receive notices and communications, to accept service of process on behalf of the Securityholders pursuant to Section 9.4(f) and Section 11.11, to authorize and agree to adjustments to the Notes under Section 2.7 and other applicable provisions of this Agreement, to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against any Stockholder or by any Stockholder against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and any Securityholder, in each case relating to this Agreement or the transactions contemplated by this Agreement and to take all actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Stockholder Representative constitute notice to or from each of the Securityholders for all purposes under this Agreement.

(b)                     The Stockholder Representative may, in his sole and absolute discretion, delegate its authority as Stockholder Representative to any one of the Stockholders or to a third-party entity that is generally in the business of providing stockholder representative services in connection with mergers and acquisitions for a fixed or indeterminate period of time upon not fewer than 10 Business Days’ prior written notice to the Purchaser in accordance with Section 11.2.  In the event of the death or incapacity of the Stockholder Representative, a successor Stockholder Representative will be elected promptly by the Stockholders whose interests aggregate not less than a majority of the aggregate consideration set forth on the Final Merger Consideration Allocation Schedule and the Securityholders will so notify the Purchaser.  Each successor Stockholder Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used in this Agreement includes any successor Stockholder Representative.

(c)                      A decision, act, consent or instruction of the Stockholder Representative constitutes a decision of all the Securityholders and is final, binding and conclusive upon the Securityholders, and the Purchaser and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Securityholders.  The Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, consent or instruction of the Stockholder Representative.  Without limiting the generality of the foregoing, the Purchaser is entitled to rely, without inquiry, upon any document delivered by the Stockholder Representative as being genuine and correct and having been duly signed or sent by the Stockholder Representative.

(d)                     The Stockholder Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Stockholder Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Securityholders will severally indemnify and hold harmless the Stockholder Representative from and against any Losses the Stockholder Representative may suffer as a result of any such action or omission.

(e)                      The Stockholder Representative will receive no compensation for services as the Stockholder Representative.  The Securityholders will reimburse, on a pro rata basis in proportion to their interest in the aggregate consideration set forth on the Final Merger Consideration Allocation Schedule, the Stockholder Representative for professional fees and expenses of any attorney, accountant or other advisors retained by the Stockholder Representative and other reasonable out-of-pocket expenses incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties under this Agreement.  The Stockholder Representative Fund, as established pursuant to Section 1.2(c)(ii), shall by used by the Stockholder Representative solely for the payment of expenses incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties and obligations hereunder.  The Stockholder Representative Fund shall be available to the Stockholder Representative in addition to any amounts permitted to be paid to the Stockholder Representative pursuant to this Section 11.1.  Notwithstanding anything to the contrary herein, in no event shall (i) any Indemnified Party have any rights in or to the Stockholder Representative Fund or (ii) the Purchaser have any obligation or incur any expense with respect to the Stockholder Fund, except as set forth in Section 1.2(c)(ii).  The Purchaser shall not have any responsibility or liability for the manner in which the Stockholder Representative uses the amount reserved for the Stockholder Representative Fund.  The Stockholder Representative Fund shall be distributed pursuant to the terms of the Escrow Agreement.  The Purchaser shall have no obligation with respect to the distribution of any remaining Stockholder Representative Fund.

(f)                        This appointment and grant of power and authority by the Securityholders to the Stockholder Representative pursuant to this Section 11.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Stockholder or by operation of Law, whether upon the death or incapacity of any Stockholder, or by the occurrence of any other event.

11.2                           Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), (c) received or rejected by the addressee, if sent by certified mail, return receipt requested or (d) sent by electronic email with confirmation of delivery; in each case to the following addresses, facsimile numbers or electronic mail address and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

(a) If to the Company:	(b) If to the Purchaser or the Merger Sub:

Teranetics, Inc. 2665 North First Street, Suite 300 San Jose, CA 95134 Attention: Nersi Nazari, Chief Executive Officer Facsimile: (650) 926-9799	PLX Technology, Inc. 870 W. Maude Avenue Sunnyvale, CA 94085 Attn: Arthur O. Whipple, Chief Financial Officer Telephone No. : (408) 774-9060 Facsimile No.: (408) 774-2169

With a copy to:	With a copy to:

Wilson Sonsini Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, CA 94304 Attention: Arthur Schneiderman Jason Sebring Facsimile: (650) 493-6811	Baker & McKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, CA 94111 Attention: Stephen Schrader Facsimile: (415) 576-3099

(c) If to the Stockholder Representative:

Nersi Nazari Facsimile: (650) 926-9799

11.3                           Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.  Any amendment of this Agreement signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed such amendment.

11.4                           Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  Any such extension or waiver signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed the extension or waiver.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

11.5                           Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

11.6                           Assignment and Successors.  This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Company may not assign any rights under this Agreement without the prior written consent of the Purchaser.  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any wholly-owned subsidiary of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section; provided, however, that (a) the provisions of Article 1 concerning the issuance of the Merger Consideration, (b) the provision of Section 5.14 concerning directors’ and officers’ indemnification and (c) the provisions of Section 5.11 concerning registration are intended for the benefit of the individuals specified therein.

11.7                           Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

11.8                           Exhibits and Schedules.  The exhibits and schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.

11.9                           Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

11.10                     Governing Law.  Unless any exhibit or schedule specifies a different choice of law, the internal laws of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its exhibits and schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

11.11                     Disputes.  Any dispute, controversy or claim (including any dispute arising under Article 9), whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory arising out of or relating to this Agreement or the Ancillary Agreements or any right or obligation under this Agreement or the Ancillary Agreements, including as to this Agreement’s or the Ancillary Agreements’ existence, enforceability, validity, interpretation, performance, indemnification, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement or the Ancillary Agreements, will be settled exclusively by confidential binding arbitration conducted in San Francisco, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect as modified by the following provisions of this Agreement:

(a)                      To the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, either the Purchaser or the Stockholder Representative may demand arbitration of the matter, and in such event the matter will be settled by binding arbitration.  The arbitration will be conducted by one arbitrator mutually selected by the Purchaser and the Stockholder Representative; provided that if the Purchaser and the Stockholder Representative are unable to reach agreement with respect to the arbitrator, the arbitrator will be chosen in accordance with the JAMS appointment rules.

(b)                     Any such arbitration will be conducted on an expedited basis in San Francisco, California, under the Commercial Arbitration Rules then in effect of the Judicial Arbitration and Mediation Services.  The arbitration proceedings will be scheduled to begin no more than 30 days after the filing of the request for arbitration of such dispute and to conclude no later than 120 days after the filing of such request.  Each party will bear its own fees and expenses relating to the arbitration (including, reasonable attorneys’ fees and costs of investigation).

(c)                      The Purchaser and the Stockholder Representative will be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided, however, that the arbitrator(s) will be permitted, in his/her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.  The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings will be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(d)                     The arbitrator(s) will only be authorized to, and will only have the consent of the parties to, interpret and apply the terms and provisions of this Agreement in accordance with the laws of the State of Delaware.  The arbitrator(s) will not be authorized to, and will not, order any remedy not permitted by this Agreement and will not change any term or provision of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.  In the event that the arbitrator(s) exceed his or her authority under this Agreement and violate this provision, either the Purchaser or the Stockholder Representative will be entitled to petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator exceeded his or her authority.

(e)                      The decision of the arbitrator or a majority of the three arbitrators, as applicable, as to the dispute will be final, binding, and conclusive upon the parties to this Agreement and will not be appealable.  Such decision must be in English, written and supported by written findings of fact and conclusions which set forth the award, judgment, decree or order awarded by the arbitrator(s).

(f)                        Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

11.12                     Injunctive Relief.

(a)                      Each of the parties hereto acknowledges and agrees that, in the event of any breach of, or any failure to perform, any specific provision of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (x) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of any specific provision of this Agreement or to obtain injunctive relief to prevent breaches of any specific provision of this Agreement, (y) will waive, in any action for specific performance or injunctive relief, the defense of the adequacy of a remedy at law, and (z) will waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief.

(b)                     Each party (i) submits to the jurisdiction of the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any action or proceeding under this Section 11.12, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (c) waives any claim of inconvenient forum or other challenge of venue in such court, and (d) agrees not to bring any action or proceeding under this Section 11.12 in any other court.

11.13                     Limitation of Liabilities.  IN NO EVENT WILL ANY PARTY WHICH IS A SIGNATORY TO THIS AGREEMENT BE LIABLE TO ANY PARTY OR OTHER PERSON FOR ANY LOST PROFITS, OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF WHETHER SUCH PARTY WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING UNLESS, SOLELY WITH RESPECT TO CONSEQUENTIAL OR SPECIAL (TO THE EXTENT THAT SUCH DAMAGES ARE DEEMED TO BE CONSEQUENTIAL), ANY SUCH DAMAGES ARE PART OF A JUDGMENT IN CONNECTION WITH A CLAIM OF A THIRD PERSON AGAINST AN INDEMNIFIED PARTY.

11.14                     Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

11.15                     Expenses.  Each party will bear its respective direct and indirect expenses in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of any advisors and representatives; provided, that, in the event the Closing occurs, the Purchaser, in becoming the sole owner of the Company, will bear the Transaction Expenses of the Company and the amount of such Transaction Expenses will be deducted from the Merger Consideration in accordance with Sections 2.6 hereof.  If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

11.16                     Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Purchaser”		“Company”

PLX TECHNOLOGY, INC., a Delaware corporation		TERANETICS, INC., a Delaware corporation

By:	/s/ Ralph H. Schmitt	By:	/s/ Nersi Nazari
Name:	Ralph H. Schmitt	Name:	Nersi Nazari
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

“Merger Sub”		“Stockholder Representative”
TUNISIA ACQUISITION SUB, INC., a Delaware corporation		Solely for the purposes related to the Stockholder Representative as set forth herein

By:	/s/ Ralph H. Schmitt	/s/ Nersi Nazari
Name:	Ralph H. Schmitt	Nersi Nazari, in his capacity as Stockholder Representative
Title:	President

List of Exhibits and Schedules

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C-1	Note A
Exhibit C-2	Note B
Exhibit D-1	Preliminary Merger Consideration Allocation Schedule
Exhibit D-2	Final Merger Consideration Allocation Schedule
Exhibit E	Company Disclosure Schedule
Exhibit F	Stockholder Written Consent
Exhibit G	Investor Representation Letter

Exhibit A

Definitions

For the purposes of this Agreement:

“280G Submission” has the meaning set forth in Section 5.7.

“280G Vote” has the meaning set forth in Section 5.7.

“Acquired Companies” means, collectively,  the Company and its Subsidiaries.

“Acquired Employees” means those employees of the Acquired Companies immediately prior to the Effective Time who are identified as such in Section 3.17(a) of the Company Disclosure Schedule and who are designated by the Purchaser prior to Closing as continuing employees.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Agreements” means, collectively, the Exchange Agent Agreement, the Escrow Agreement and the Notes.

“Balance Sheet” has the meaning set forth in Section 3.5.

“Bridge Loan” means the Indebtedness of the Company to the Purchaser, evidenced by that certain Promissory Note, dated September 17, 2010 (as the same may from time to time be amended, modified, supplemented, replaced or restated).

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in the State of California are closed either under applicable Law or action of any Governmental Authority.

“Cash Consideration” has the meaning set forth in Section 2.1(a)(iii).

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Certificate” has the meaning set forth in Section 2.3(a).

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Payoff Amount” means the aggregate amount necessary to satisfy in full the Company Debt set forth in the Payoff Letters.  Notwithstanding the foregoing or anything to the contrary herein, Closing Payoff Amount shall not include the TriplePoint Debt.

“Closing Disbursement” has the meaning set forth in Section 1.2(c).

“Closing Rights Amount” has the meaning set forth in Section 2.1(a)(i).

“COBRA” has the meaning set forth in Section 3.16(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.4.

“Company” has the meaning set forth in the introductory paragraph.

“Company Capital Stock” means all of the issued and outstanding shares of Common Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock and Series F Preferred Stock.

“Company Debt” shall mean any Indebtedness (described in clauses (i), (ii) or (vii) of the definition thereof) of the Acquired Companies.  Notwithstanding the foregoing or anything to the contrary contained herein, “Company Debt” shall not include the Bridge Loan.

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph in Article 3.

“Company Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company or an ERISA Affiliate, or with respect to which the Company or ERISA Affiliate has or may have any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company or an ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Company or an ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate has or may have any Liability.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Acquired Companies.

“Confidentiality Agreement” has the meaning set forth in Section 5.6(b).

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Controlling Party” has the meaning set forth in Section 9.4(c).

“Dissenting Shares” has the meaning set forth in Section 2.5.

“DOL” has the meaning set forth in Section 3.16(b).

“Effective Time” has the meaning set forth in Section 1.2(a).

“Employee Rights Plan” has the meaning set forth in Section 2.1(a)(i).

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent), excluding non-exclusive licenses granted in the ordinary course of business.

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Escrow Agreement” has the meaning set forth in Section 1.2(c).

“Escrow and Exchange Agent” has the meaning set forth in Section 1.2(c).

“Escrow Fund” has the meaning set forth in Section 1.2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent Agreement”  has the meaning set forth in Section 1.2(c).

“Exchange Fund” has the meaning set forth in Section 1.2(c).

“Export Approvals” has the meaning set forth in Section 3.27(a).

“FCPA” has the meaning set forth in Section 3.19(d).

“Final Merger Consideration Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.5.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Gold Hill Warrant” means that certain Warrant to purchase up to 72,120 shares of Series C-1 Preferred Stock, dated January 18, 2006, issued by the Company to Gold Hill Venture Lending 03, LP.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Harmful Code” means any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

“Hazardous Material” has the same meaning as such term is given in Environmental Laws.

“Hazardous Substance” has the same meaning as such term is given in Environmental Laws.

“Hazardous Waste” has the same meaning as such term is given in Environmental Laws.

“Escrow Fund” has the meaning set forth in Section 1.2(c).

“Improvements” has the meaning set forth in Section 3.12(d).

“Indebtedness” shall mean all Liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof) interest and premiums, (i) for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), all obligations of the Acquired Companies as lessee capitalized in accordance with GAAP, (iv) all obligations of others secured by an Encumbrance on any asset of the Acquired Companies, whether or not such obligations are assumed by the Acquired Companies, (v) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (vi) all obligations of the Acquired Companies in respect of futures contracts, swaps, other financial Contracts and other similar obligations (determined on a net basis as if such

Contract or obligation was being terminated early, on the date of such determination) or (vii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person.

“Indemnification Period” has the meaning set forth in Section 9.5.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“In-License Contracts” has the meaning set forth in Section 3.13(a)(ii).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title, or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals:

(1)           all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part and inventors’ certificates (“Patents”);

(2)           all copyrights, copyright registrations and copyright applications, works of authorship, copyrightable works, and all other corresponding rights (“Copyrights”);

(3)           all mask works, mask work registrations and mask work applications, and all other rights relating to semiconductor design and topography (“Mask Works”);

(4)           all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications;

(5)           all trade dress and trade names, logos, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing (“Trademarks”);

(6)           Internet addresses and domain names and related registrations and applications and any renewals or extensions (“Internet Addresses”);

(7)           all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, discoveries, invention notebooks, file histories, know how, technology, improvements, technical data, trade and industrial secrets, confidential business information, manufacturing, production and other processes and techniques, devices, prototypes, schematics, breadboards, printed circuit boards, verilog files, reports, hardware development and other tools, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information, correspondence, records, all other documentation, and other proprietary information of every kind (“Trade Secrets”);

(8)           all computer software including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, programmer comments and annotations, and data relating to the foregoing (“Software”);

(9)           all databases and data collections and all rights in the same;

(10)         all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in any of the foregoing;

(11)         any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property;

(12)         all tangible embodiments of any of the foregoing, in any form and in any media;

(13)         all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and

(14)         all statutory, contractual and other claims, demands, remedies and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement.

“Intellectual Property Rights” means all of the following anywhere in the world and all legal rights, title, or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (1) Patents; (2) Copyrights; (3) Mask Works; (4) rights industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications; (5) Trademarks; (6) Internet Addresses; (7) Trade Secrets; (8) rights in Software; (9) rights in databases and data collections and all rights in the same; (10) rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in any of the foregoing; and (11) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property.

“Interim Balance Sheet” has the meaning set forth in Section 3.5.

“Internally Used Shrinkwrap Software” means Software licensed to any Acquired Company under generally available retail shrinkwrap or clickwrap licenses and used in the Acquired Companies’ business, but not incorporated into Software, products or services licensed or sold, or anticipated to be licensed or sold, by the Acquired Companies to customers or otherwise resold or distributed by the Acquired Companies.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Key Employees” has the meaning set forth in Section 6.1(h).

“Knowledge”:  (a) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter and (b) an entity will be considered to have “Knowledge” of a fact or matter if any individual who is currently serving as a director or senior executive officer of that entity has Knowledge of the fact or matter.  For the avoidance of doubt, the following persons shall be included within the Knowledge group for the Company:  Nersi Nazari, Sanjay Kasturia, Rahul Chopra and Jose Tellado.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Limited License” has the meaning set forth in Section 3.13(r).

“Loss” means any loss, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), Tax, Encumbrance or other cost, whether or not involving the claim of another Person.

“Material Adverse Change” means a violation, circumstance change effect or other matter (each, an “Event”) which would have a Material Adverse Effect.

An Event is deemed to have a “Material Adverse Effect” on (a) the Purchaser, if such Event, either individually or in the aggregate with all other Events, has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) of the business, assets (including intangible assets) and liabilities, results of operations or financial performance of the Purchaser; provided, however, that any Event to the extent resulting or arising from (i) the announcement or pendency of this Agreement or any of the transactions contemplated herein, (ii) compliance with the terms of, or the taking of any action required by this Agreement, or otherwise taken with the consent of the Company, (iii) changes, developments or events generally affecting the industries in which the Purchaser operates, or affecting the economy or financial or securities markets in the United States or any foreign markets where the Purchaser has material operations or sales generally (provided that such changes, developments or events do not affect the Purchaser disproportionately as compared to other companies of similar size operating in the industry in which the Purchaser operates) or (iv) changes in the trading price of the Purchaser’s Common Stock, in and of itself, shall not be taken into account to such extent in determining whether a “Material Adverse Effect” on the Purchaser has occurred, or (b) the Company, if such Event either individually or in the aggregate with all other Events has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) of the business, assets (including intangible assets) and liabilities, results of operations or financial performance of the Acquired Companies, taken as a whole; provided, however, that any Event to the extent resulting or arising from (i) the announcement or pendency of this Agreement or any of the transactions contemplated herein, (ii) compliance with the terms of, or the taking of any action required by this Agreement, or otherwise taken with the consent of the Purchaser and (iii) changes, developments or events generally affecting the industries in which the Acquired Companies operate, or affecting the economy or financial or securities markets in the United States or any foreign markets where the Acquired Companies have material operations or sales generally (provided that such changes, developments or events do not affect the Acquired Companies disproportionately as compared to other companies of similar size operating in the industry in which the Acquired Companies operate) shall not be taken into account to such extent in determining whether a “Material Adverse Effect” on the Company has occurred.

“Material Contracts” has the meaning set forth in Section 3.14(a).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Multiemployer Plan” has the meaning set forth in Section 3.16(c).

“National Priorities List” has the same meaning as such term is given in Environmental Laws.

“Noncontrolling Party” has the meaning set forth in Section 9.4(c).

“Note A” has the meaning set forth in Section 2.1(a)(i).

“Note A Principal Amount” has the meaning set forth in Section 2.1(a)(i).

“Note B” has the meaning set forth in Section 2.1(a)(i).

“Note B-1” has the meaning set forth in Section 2.7.

“Note B Maturity Date” has the meaning set forth in Section 2.7.

“Note B Principal Amount” has the meaning set forth in Section 2.1(a)(i).

“Notes” means, collectively, Note A and Note B and, as applicable and Note B-1.

“Notice” has the meaning set forth in Section 11.11(b).

“Objection Notice” has the meaning set forth in Section 9.3(b).

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Options” has the meaning set forth in Section 3.4.

“Outstanding Company Shares” has the meaning set forth in Section 2.1(a).

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Acquired Companies, including the Intellectual Property Rights listed on Section 3.13(a)(i) of Seller’s Disclosure Schedule.

“Pagemill Arrangement” has the meaning set forth in Section 3.25.

“Payoff Amount” shall mean the amount as of the Closing Date for the satisfaction in full of the outstanding Indebtedness due to a holder of Indebtedness of the Acquired Companies.

“Payoff Letter” shall mean a payoff letter from a holder of Company Debt setting forth (1) the Payoff Amount for such Indebtedness, (2) the holder’s agreement that, upon the payment of the Payoff Amount to such holder, (A) automatically and without further action on the part of any person, all liens and security interests on the assets of the Company or its Subsidiaries securing such Indebtedness will be released and terminated in full and (B) all obligations of the Acquired Companies in respect of such Indebtedness will be satisfied in full and the Acquired Companies will be released and discharged from such obligations and any and all other obligations, covenants and agreements with respect thereto, except for customary exceptions, such as indemnification obligations, and (3) otherwise in form and substance reasonably satisfactory to the Purchaser.

“Pending Claim” has the meaning set forth in Section 2.7.

“Pension Plan” has the meaning set forth in Section 3.16(b).

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Preferred Stock” has the meaning set forth in Section 3.4.

“Preliminary Merger Consideration Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” means all products, technologies and services (including products, technologies and services under development), provided, distributed, imported, sold or licensed by or on behalf of the Acquired Companies.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Common Stock” means the common stock of the Purchaser.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.1.

“Qualified Plan” has the meaning set forth in Section 3.16(b).

“Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Registered Owned Intellectual Property” has the meaning set forth in Section 3.13(e).

“Requisite Stockholder Approval” has the meaning set forth in Section 3.2.

“Registered Intellectual Property” means an Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

“Registrable Securities” has the meaning set forth in Section 5.11(a)(i).

“Registration Expenses” has the meaning set forth in Section 5.11(c).

“Registration Statement” has the meaning set forth in Section 5.11(a)(i).

“Remedial Action” has the same meaning as such term is given in Environmental Laws.

“Removal” has the same meaning as such term is given in Environmental Laws.

“Resale Rules” has the meaning set forth in Section 5.15.

“Retention Arrangements” has the meaning set forth in Section 8.3.

“Retention Employees” has the meaning set forth in Section 8.3.

“RoHS Directive” has the meaning set forth in Section 3.18(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means the Stockholders and Nersi Nazari.

“Selling Expenses” has the meaning set forth in Section 5.11(c).

“Series D-1 Allocation” has the meaning set forth in Section 2.1(a)(xv).

“Series E-1 Allocation” has the meaning set forth in Section 2.1(a)(xvi).

“Series F Allocation” has the meaning set forth in Section 2.1(a)(xvii).

“Series A Preferred Stock” has the meaning set forth in Section 3.4.

“Series A-1 Preferred Stock” has the meaning set forth in Section 3.4.

“Series A-2 Preferred Stock” has the meaning set forth in Section 3.4.

“Series A-3 Preferred Stock” has the meaning set forth in Section 3.4.

“Series B Preferred Stock” has the meaning set forth in Section 3.4.

“Series B-1 Preferred Stock” has the meaning set forth in Section 3.4.

“Series C Preferred Stock” has the meaning set forth in Section 3.4.

“Series C-1 Preferred Stock” has the meaning set forth in Section 3.4.

“Series D Preferred Stock” has the meaning set forth in Section 3.4.

“Series D-1 Preferred Stock” has the meaning set forth in Section 3.4.

“Series E Preferred Stock” has the meaning set forth in Section 3.4.

“Series E-1 Preferred Stock” has the meaning set forth in Section 3.4.

“Series F Preferred Stock” has the meaning set forth in Section 3.4.

“Series D Pro-Rata” has the meaning set forth in Section 2.1(a)(xxii).

“Series E Pro-Rata” has the meaning set forth in Section 2.1(a)(xxiii).

“Series F Pro-Rata” has the meaning set forth in Section 2.1(a)(xxiv).

“Settlement Date” has the meaning set forth in Section 9.3(g).

“Settlement Payment Date” has the meaning set forth in Section 9.3(g).

“Share Consideration” has the meaning set forth in Section 2.1(a)(iii).

“Solid Waste” has the same meaning as such term is given in Environmental Laws.

“Standard Outbound Licenses” means any Contract where the Company has granted non-exclusive licenses involving aggregate payments of less than fifty thousand dollars ($50,000.00) to: (i)  its customers, distributors, and/or resellers, (ii) non-exclusive licenses to service providers for the purpose of performing services for the Company and (iii) non-disclosure agreements entered into in the ordinary course of business.

“Statement of Transaction Expenses” has the meaning set forth in Section 2.6.

“Stockholder” means any holder of Company Capital Stock.

“Stockholder Materials” has the meaning set forth in Section 5.8.

“Stockholder Representative” has the meaning set forth in the introductory paragraph.

“Stockholder Representative Fund” has the meaning set forth in Section 1.2(c)(ii).

“Stockholder Written Consent” has the meaning set forth in Section 5.16.

“Stock Option Grants” has the meaning set forth in Section 8.4.

“Stock Option Plan” means, collectively, the Company 2003 Stock Plan, as amended (including any sub-plans thereof) and any other plans for the purchase of shares of Company Capital Stock.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsequent Closing Rights Amount” means the aggregate dollar amount that will be due to certain employees of the Company subsequent to the Closing Date pursuant to the terms and conditions of the Employee Rights Plan.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“SVB Warrant” means that certain Warrant to purchase up to 30,909 shares of Series C-1 Preferred Stock, dated January 18, 2006, issued by the Company to Silicon Valley Bank.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Teranetics India” has the meaning set forth in Section 3.1(b).

“Third Party Intellectual Property” means Intellectual Property that any Person has licensed to the Company or otherwise authorized the Company to use.

“Title IV Plan” has the meaning set forth in Section 3.16(c).

“Total Outstanding Shares” has the meaning set forth in Section 2.1(a).

“Transmittal Documentation” has the meaning set forth in Section 2.3(a).

“Transmittal Letter” has the meaning set forth in Section 2.3(a).

“Transaction Expenses” has the meaning set forth in Section 2.6.

“TriplePoint Capital Debt” means any Indebtedness and other obligations whatsoever pursuant to that Loan and Security Agreement by and between the Company and TriplePoint Capital, LLC dated May 4, 2007, as amended on April 25, 2008.

“TriplePoint Warrant” means that certain Warrant to purchase up to 115,988 shares of Series C-1 Preferred Stock, dated May 4, 2006, issued by the Company to TriplePoint Capital, LLC.

“TRNS” has the meaning set forth in Section 3.1(b).

“Update Notification” has the meaning set forth in Section 5.4(a).

“Violation” has the meaning set forth in Section 5.11(b)(i).